EXHIBIT  2.17

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                                                                  EXECUTION COPY


                      AGREEMENT AND PLAN OF REORGANIZATION


                           DATED AS OF OCTOBER 1, 1996


                                      AMONG


                        ATLANTIC BEVERAGE COMPANY, INC.,


                             GROGAN'S MERGER CORP.,


                              GROGAN'S FARM, INC.,


                                 BOBBY L. GROGAN


                                       AND


                                BETTY RUTH GROGAN


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                                                                  EXECUTION COPY

                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT"), dated as of the 1st day of October, 1996, by and among GROGAN'S MERGER CORP., a Delaware corporation ("SUBSIDIARY"), ATLANTIC BEVERAGE COMPANY, INC., a Delaware corporation and the sole stockholder of Subsidiary ("ABEV") and GROGAN'S FARM, INC., a Kentucky corporation ("GFI") and BOBBY L. GROGAN and BETTY RUTH GROGAN, husband and wife and residents of Kentucky and the only stockholders of GFI ("OWNERs"). Owners and GFI are hereinafter referred to collectively as the "SELLING PARTIES".

                                R E C I T A L S:

         WHEREAS, GFI is engaged in the business (the "BUSINESS") of manufacturing and marketing prepared food products and related products and services; and

         WHEREAS, the parties deem it desirable, upon the terms and conditions contained herein, that GFI be merged with and into Subsidiary, with Subsidiary being the surviving corporation (the "MERGER"); and

         WHEREAS, for Federal income taxes it is intended that the Merger qualify as a "reorganization" within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "CODE").

         NOW, THEREFORE, and in consideration of the mutual premises and representations, warranties and covenants and other good and valuable consideration, the receipt and sufficiency of which being acknowledged, the parties agree as follows:

         1. MERGER. On the Closing Date (as defined in Section 4 hereof), in reliance on the representations, warranties, and agreements of the parties, and on the terms and subject to the conditions set forth herein, GFI will be merged with and into Subsidiary pursuant to the provisions and with the effect provided in the general corporation laws of Delaware and Kentucky. The parties shall execute and deliver appropriate merger documents under the corporate laws of Delaware and Kentucky, containing the terms provided in this Agreement, including Certificates of Merger which shall be filed with the Secretaries of State of Delaware and Kentucky on the Closing Date. The Merger shall become effective when properly executed Certificates of Merger are so filed.

         As a result of the Merger, each share of the common stock of ABEV, $0.01 par value theretofore authorized (whether issued or unissued) shall remain unchanged

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and shall be deemed to be shares of the common stock of ABEV. Accordingly,  each such share of common stock outstanding on the Closing Date shall continue to be and remain issued and outstanding shares of common stock of ABEV without any action on the part of the holders of any such shares of stock. As a result of the Merger, each share of the common stock of the Subsidiary, $0.001 par value theretofore authorized (whether issued or unissued) shall remain unchanged and shall be deemed to be shares of the common stock of the Subsidiary as the surviving corporation. Accordingly, each such share of common stock outstanding on the Closing Date shall continue to be and remain issued and outstanding shares of common stock of the Subsidiary as the surviving corporation without any action on the part of the holders of any such shares of stock.

         2. CONVERSION OF SHARES. As a result of the Merger and without any action on the part of Owners, as the holders of all of the issued and outstanding shares of capital stock of GFI (collectively, the "SHARES"), all of the Shares and all rights in respect thereof shall (subject to ABEV's and Subsidiary's rights to indemnification as provided in Section 13 hereof) be exchanged for and converted into an aggregate of Five Hundred Seventy Three Thousand Eight Hundred Ten (573,810) shares of ABEV's common stock (the "ABEV STOCK"), Subsidiary's promissory note (the "NOTE") in the principal amount of $200,000 in the form of SCHEDULE A, attached hereto, and cash (the "CASH") in the amount of SEVEN HUNDRED THOUSAND DOLLARS ($700,000.00) plus interest thereon at the rate of seven per cent (7%) per annum accrued from October 1, 1996 to the Closing Date plus a reimbursement (the "REIMBURSEMENT") of all funds incurred by GFI in connection with work done with respect to GFI's cooking line, which expenses shall first be approved by ABEV, payable as set forth below. The ABEV Stock, the Cash and the Reimbursement is hereinafter sometimes referred to together as the "MERGER CONSIDERATION".

         Each share of ABEV Stock shall be fully paid and non-assessable. From and after the Closing, the certificates representing the Shares shall evidence ownership in ABEV and the right to receive the Cash and the Reimbursement on the basis set forth in the foregoing paragraph, and the conversion shall be complete and effective at the Closing without regard to the date on which the Shares are surrendered for exchange for certificates representing the ABEV Stock. The ABEV Stock will be subject to the restrictions and conditions set forth in Section 121 hereof and the certificates representing the ABEV Stock shall contain a legend to reflect such restrictions and conditions.

         3. DELIVERY OF MERGER CONSIDERATION. On the terms and subject to the conditions herein, the Cash and the Reimbursement shall be delivered to the Selling Parties in immediately available funds at the Closing, and the certificates representing the ABEV Stock shall be delivered within ten (10) business days after the Closing Date.

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         4. CLOSING. The consummation of the transactions contemplated hereby
(the "CLOSING") shall take place no earlier than ten (10) days after all conditions precedent have been satisfied, but no later than sixty (60) days after the date hereof, at 9:00 A.M. (the "CLOSING DATE") at the law offices of the Selling Parties' counsel in Paducah, Kentucky, or otherwise, on such other date or place as the parties hereto may mutually agree. The transactions shall be effective for financial purposes as if the ownership of the shares changed hands as of 8:00 a.m. on October 1, 1996, at which time Subsidiary shall take control of the Business, and all decisions of any nature in respect thereof. The Closing shall occur concurrently with the transactions contemplated by each of
(i) the certain Asset Purchase Agreement dated September 27, 1996 among ABEV, Grogan's Sausage, Inc., a Kentucky corporation and Owners (the "APA"), and (ii) the certain Real Estate Purchase Agreement dated September 27, 1996 among Subsidiary and Owners (the "RPA"). This Agreement, the APA, the RPA and all other documents and instruments delivered in connection therewith are hereinafter collectively referred to together as the "TRANSACTION DOCUMENTS".

         5. THE SELLING PARTIES' REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Each of the Selling Parties hereby jointly and severally, with the other Selling Parties, represents and warrants to, covenants and agrees with, ABEV and Subsidiary, now and as of the Closing Date, as follows:

                  A. Organization, Standing and Power. GFI is a corporation duly organized, validly existing and in good standing under the laws of Kentucky. GFI's federal employer identification number, state identification number for sales and tax purposes and all similar identification numbers are set forth on PART A of EXHIBIT 5A, attached hereto. GFI has all requisite corporate power and authority to own, lease and operate the assets owned, leased or operated by it (collectively, the "Assets") and to carry on the Business as now being conducted in the manner that, and in the places in which, the Business is now being conducted. Neither the nature of the Business nor the ownership, operation or leasing of real estate or personal property by GFI requires it to qualify as a foreign corporation in any jurisdiction other than jurisdictions in which the failure to so qualify would not materially and adversely affect the Business or any of the Assets. GFI is not qualified to transact business as a foreign corporation in any state. GFI does not conduct any business or own or lease any asset or property of any nature outside of the United States. Each of the Selling Parties have the full power and authority and legal capacity to enter into and deliver this Agreement, participate in the Merger and perform all other acts necessary or appropriate to consummate all of the transactions contemplated hereby. GFI does not now and has never had any subsidiaries. The Assets are described in PART B of EXHIBIT 5A. GFI is and has always been an "S" corporation.



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         B. Capital Structure; Ownership of Assets and Related Matters.

                           (i) The capital structure of GFI, including the number of authorized, issued and outstanding shares of capital stock are listed on PART A of EXHIBIT 5B(i), attached hereto. Owners own, both beneficially and of record, all of the issued and outstanding shares of capital stock, equity or equity equivalents in and to GFI. At the Closing the Shares will be free and clear of all Encumbrances (as defined below) of any nature whatsoever. In addition, GFI has and will have, at Closing, good and marketable title to, or a valid and transferable leasehold interest in, all of the Assets, except for such Assets as may be sold or otherwise disposed of between the date hereof and the Closing Date in the ordinary course of business. No other "PERSON" (as defined in Section 15M hereof) has any fee, leasehold or equitable interest in and to the Assets, except as set forth on PART B of EXHIBIT 5B(i). Except as set forth on PART B of EXHIBIT 5B(i), on the Closing Date, the Assets will be free and clear of all of the following (hereinafter collectively referred to as "ENCUMBRANCES"): security interests, liens, pledges, claims, charges, escrows, encumbrances, options, rights of first refusal, mortgages, indentures, security agreements or other agreements, arrangements, contracts, commitments, understandings or obligations, whether written or oral, encumbering title in any way, other than the Encumbrances created hereby. None of the Selling Parties has any direct or indirect financial stake in any Person which has an interest in any assets used in conducting the Business, except for Owners' fee interest in the real property located at Route 2, Arlington, KY 42021.

                           (ii) Except for this Agreement, there are no outstanding options, warrants or other rights, contracts, commitments, agreements, understandings, arrangements or restrictions relating to the purchase or acquisition of any shares of capital stock or other equity securities or interests of any nature of GFI.

                           (iii) GFI neither owns nor has ever owned, shares of any class of capital stock of any other corporation and does not have any interest in any other entity and there are no contracts, commitments, agreements, understandings or arrangements relating to such.

                           (iv) GFI has never assumed or succeeded to the liabilities of any Person, whether by operation of law or otherwise, and it has never been known by any other name or done business under any other name. EXCEPT FOR SALES OF FINISHED GOODS IN AN AMOUNT NOT EXCEEDING $600,000 IN THE LAST TWELVE MONTHS, THE BUSINESS DOES NOT INCLUDE, AND HAS NEVER INCLUDED, THE SALE OF ANY PRODUCT OF ANY NATURE TO ANY UNAFFILIATED THIRD PARTY, IT BEING REPRESENTED THAT,

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         EXCEPT AS SET FORTH ABOVE, SALES OF PRODUCTS ARE UNDERTAKEN ONLY BY
         GROGAN'S SAUSAGE, INC.

                           (v) Except for sales of inventory in the ordinary course of business, and the rights of ABEV and Subsidiary hereunder, there are no outstanding options, warrants or rights to purchase or acquire any interest whatsoever in any of the Assets, and there are no contracts, commitments, agreements, understandings, arrangements or restrictions relating to the ownership or operation of any of the Assets.

                           (vi) The Assets constitute all of the property necessary for the conduct of the Business in the manner in which and to the extent to which it is currently being conducted. To Owners' knowledge, there is no fact, event or action which could result in an adverse change in the Business, prospects, financial condition or results of operations or the operation or ownership of the Assets by Subsidiary following the Closing.

                           (vii) The Assets owned or leased by GFI on the date hereof constitute, and will constitute at Closing, all of the properties and assets used in the conduct of the Business on the date hereof, are in good working condition, have been maintained in accordance with industry standards, and are sufficient to conduct the Business in a manner consistent with past practices. The Selling Parties know of no condition which, either alone or with other conditions, interferes with the economic value of any of the Assets or the use thereof in the manner used by GFI in the Business.

                           (viii) The Assets do not include any interest of any nature in any parcel of real property, except for the leases described on EXHIBIT 5B(viii) (collectively, the "REAL ESTATE").

                  C. Authorization. This Agreement and all writings relating hereto to be executed and delivered by each of the Selling Parties have been duly authorized by all necessary action and constitute the valid and binding obligations of each the Selling Parties, enforceable in accordance with their respective terms. The individuals executing this Agreement and the other documents executed in connection herewith, individually and on behalf of GFI, have been duly authorized and have the legal capacity to execute all of such documents in such capacities. Neither the execution and delivery hereof nor any writing relating hereto nor the consummation by any of the Selling Parties of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof or thereof, will: (i) conflict with or result in a breach of GFI's Articles or Certificate of Incorporation or By-Laws; (ii) violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority; (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, modification, cancellation or acceleration under), any agreement or writing of any


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nature to which any of the Selling Parties is a party or by which the Assets may be bound or affected, or result in the creation of any Encumbrance against or upon any of the Shares or Assets under any agreement or writing to which any of the Selling Parties is a party or by which any of them or their assets may be bound or affected, or (iv) impair or in any way limit any governmental or official license, approval, permit or authorization of GFI. Other than as set forth on EXHIBIT 5C, attached hereto, no consent or approval of or notification to any Person is necessary or required in connection with the execution and delivery by any of the Selling Parties of this Agreement or any writing relating hereto or the consummation of the transactions contemplated hereby or thereby.

                  D.       Financial Statements.

                           (i) EXHIBIT 5D hereto consists of the balance sheets and the related statements of income, changes in shareholders' equity and accountant's substantially omitted disclosure compilation report thereon, if applicable, as at and for the fiscal years ended December 31, 1994 and 1995, and all interim statements prepared to date for the fiscal year to end December 31, 1996 (collectively and as updated, the "HISTORICAL FINANCIALS"). EXHIBIT 5D shall be updated as interim statements are prepared. The Historical Financials are true, correct and complete and present fairly the financial position of GFI and the results of its operations and changes in shareholders' equity as at the dates thereof and for the periods covered thereby, do not include or omit to state any material fact which renders them misleading, and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, except as may be disclosed in the reports relating thereto. At the Closing, the Selling Parties shall deliver to ABEV and Subsidiary a balance sheet dated as of the end of the accounting period before the Closing Date (the "CLOSING BALANCE SHEET") based on the best knowledge and good faith of the Owners, which shall be prepared on a basis consistent with the Historical Financials and in accordance with the provisions hereof. The Closing Balance Sheet shall be certified by all of the Selling Parties as showing the financial position of GFI as of that date.

                           (ii) Except as disclosed therein, the statements of income included in the Historical Financials do not contain any items of special or nonrecurring income, and the balance sheets included in the Historical Financials do not, and the Closing Balance Sheet will not, reflect any write-up or revaluation increasing the book value of any asset, other than adjustments required by ABEV and Subsidiary's outside auditors in the determination of the Merger Consideration, and as disclosed thereon.

                           (iii) All pro forma adjustments made by any of the Selling Parties or on any of the Selling Parties' behalf in any sales brochure or other


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         document or literature delivered to ABEV and Subsidiary as part of their review of the Business are reasonable, appropriate and adequate.

                  E.       Liabilities.

                           (i) The liabilities of GFI on the Historical
         Financials consisted, and the liabilities on the Closing Balance Sheet will consist, solely of obligations and liabilities incurred in the ordinary and regular course of Business to Persons which are not affiliated with any of the Selling Parties, except for lease payments in connection with the Real Estate.

                           (ii) As of the Closing, GFI will have no material and adverse liability or obligation of any nature whatsoever, including, without limitation, known or unknown, fixed or contingent, accrued, absolute, matured or unmatured, or any "LOSS CONTINGENCIES" considered "PROBABLE" or "REASONABLY POSSIBLE" within the meaning of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 5, which were not or will not be recorded on the Historical Financials, the Closing Balance Sheet or on EXHIBIT 5E(ii) hereof, it being the intent of the parties that every "material" liability or obligation of every nature (including those liabilities or obligations commonly referred to as "off-balance sheet" liabilities) be properly disclosed to ABEV and Subsidiary, and properly accrued on either the Historical Financials or the Closing Balance Sheet or disclosed herein, as the case may be. All contingent liabilities either not disclosed or disclosed on EXHIBIT 5E(ii) shall be for the account of the Selling Parties for purposes of determining indemnification hereunder, and, if any such liability is paid by ABEV and Subsidiary, then, such payment shall be deemed accrued on the books of the Business as of September 30, 1996 for the purpose of retroactively adjusting the Merger Consideration. Furthermore, should such undisclosed liability be deemed a recurring operating expense of the Business, then for indemnification purposes and otherwise, the Merger Consideration shall be deemed to have been reduced Four Dollars ($4.00) for every dollar of such operating expense, payable by a cash payment to Subsidiary.

                           (iii) All reserves and allowances included or to be included in the Historical Financials and the Closing Balance Sheet are, and will be, adequate, appropriate and reasonable (in accordance with generally accepted accounting principles), as may be required by ABEV and Subsidiary's outside auditors.

                           (iv) EXHIBIT  5E(iv) is a complete list (the
         "PAYABLES' LIST"), as sworn to by the Selling Parties, of every creditor of GFI, including taxing authorities (whether the liability to such creditor is accrued, absolute, contingent or otherwise), listed by name, address, amount of liability to such



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         creditor, and whether such liability is disputed. The Payables' List shall be updated as of the Closing Date.

                  F. Absence of Changes. Except as otherwise listed on EXHIBIT 5F hereto or as expressly permitted to satisfy the conditions precedent herein, the Business has been operated only in the ordinary and regular course and there has not been, since June 30, 1996 and through the Closing Date there will not be, with respect to GFI: (i) any material and adverse change in its condition, financial or otherwise; (ii) any material and adverse damage, destruction or loss, whether or not covered by insurance; (iii) other than for purchases of inventory in the ordinary course of business, the incurring of any obligation or liability of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) in excess of $10,000.00; (iv) any transfer or application of any assets of GFI to the payment of any amount payable to or for its benefit or any of the following Persons ("SELLING PARTIES' AFFILIATES"): any member of the family of Owners or any Person which is controlled, directly or indirectly, by either Owner or by any member of the family of either Owner; (v) any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of GFI, or any direct or indirect redemption, purchase or other acquisition of any such stock; (vi) any organized labor negotiations, strike or work stoppage affecting the Business or any threat of the foregoing; (vii) any sale, transfer or other disposition of any tangible or intangible asset of GFI to any Person (except for (a) payments of third party obligations incurred in the ordinary and regular course of business, in accordance with the regular payment practice of GFI, and (b) sales of inventory in the ordinary and regular course of business); (viii) any termination or waiver of any rights of material value to the Business; (ix) the adoption of any statute, rule, regulation or order which materially and adversely affects the Business; (x) any increase in the compensation of, or benefits for, officers, employees, independent contractors or other Persons performing services for GFI (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), having annual remuneration in excess of $40,000, except for increases in accordance with GFI's normal salary administration policies; (xi) other than improvements to the Real Estate, any capital expenditure or commitment in excess of $20,000.00 for property, plant or equipment; (xii) any forward purchase commitments not completed by the Closing Date involving more than $20,000.00; (xiii) any material change in the accounting methods or practices followed by GFI or any change in depreciation or amortization policies or rates theretofore adopted; (xiv) any payment of any liability or obligation of GFI in excess of $5,000.00 sooner than in accordance with its usual or customary practices; (xv) any sale of goods or services to any customer where the payment for such goods or services allows for the payment therefor more than fifteen (15) days after the goods or services have been provided to such customer; or (xvi) any commitment, obligation or understanding to do any of the foregoing.

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                  G. Tax Matters. GFI has filed, and will timely file, all tax returns and reports required to be filed and, in respect of any period ending prior to or which includes the Closing Date, has paid, or has set up an adequate reserve for the payment of, all taxes required to be paid or anticipated to be payable, which reserve either is reflected in the Historical Financials or will be reflected in the Closing Balance Sheet, as the case may be. All tax returns of GFI for the last five (5) years have been delivered to ABEV and Subsidiary, and there have been no audits of such returns. GFI has no liability for any taxes in excess of the amounts so paid or reserves so established. GFI has properly withheld and paid, and will properly withhold and pay, all payroll or similar taxes. GFI is not delinquent in the payment of any tax, assessment, penalties or interest and it has not requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed. All tax returns filed or to be filed are, or will be, true, complete and correct. There are no tax liens on any of the Assets or Shares. No deficiencies for any tax, assessment, penalties or interest have been proposed, asserted, assessed or, to the knowledge of Owners, threatened against GFI which would not be covered by existing reserves and, as of the date hereof, no requests for waiver of the time to assess any such tax are pending. GFI is not currently involved in an audit and, to the knowledge of Owners, none are threatened. None of the Selling Parties have given or been requested to give waivers of any statute of limitations relating to the assessment or payment of any taxes for any taxable period. As of the Closing Date, all taxes collected under color of law will have been remitted to the proper taxing jurisdiction. For purposes hereof, the term "tax" shall include all Federal, state, local and foreign taxes, assessments, and all franchise, sales, use, occupation, property, excise or other taxes of any nature whatsoever, and governmental charges, including penalties and interest relating to the foregoing. GFI does not have, and will not have, any obligation of any nature to indemnify either Owner for tax liabilities owing due to the intentional acts of either Owner.

                  H.       Property Owned, Leased or Licensed.

                           (i) PART A of EXHIBIT 5H(i) contains a list of all real estate leased by GFI (collectively, the "REAL ESTATE") and the termination date or notice requirement with respect to termination, annual rental and renewal or purchase options. GFI does not own any fee interest in any real property and has no understandings, agreements or commitments to purchase any.

                                    (a) True and complete copies of all leases
         relating to the Real Estate have been delivered to ABEV and Subsidiary. The Selling Parties know of no interior or exterior structural defects or other defects in the buildings or improvements thereto or in the plumbing, electrical, mechanical, heating, ventilating, air-conditioning, sprinkler or other systems thereof. To the knowledge of Owners, PART B of EXHIBIT 5H(i), or the environmental assessment or an update thereof to be delivered, at Owners' cost, to ABEV and Subsidiary (along with the update, the "ENVIRONMENTAL


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         REPORT") with respect to the Real Estate, sets forth the location of all underground or below grade storage tanks, pumps, piping, dispensers, or any retention pits located on any part of the Real Estate, and a list of all documents, notices, test reports or other information relating thereto including a description of substances stored therein. In addition, at the Closing, each of the Selling Parties will deliver a Certificate (the "ENVIRONMENTAL CERTIFICATE") which details all known or suspected environmental concerns with respect to the Real Estate and the operation of the Business not expressly detailed in the Environmental Report or on PARt B of EXHIBIT 5H(i). The Environmental Certificate shall also detail the sources of information utilized by the Selling Parties therein.

                                    (b) With respect to the Real Estate: the
         lessor has good and indefeasible title in fee simple thereto and owns all buildings and other structures (excluding equipment and other fixtures which are owned by GFI) thereon; there are no unrecorded leases, Encumbrances, restrictions or other matters materially affecting title or the current use thereof and no Person (other than the lessor) has the right to impose or claim any interest whatsoever thereon; and, there are no covenants, conditions, restrictions or other title exceptions applicable thereto which are presently violated or which adversely affect the marketability thereof and there are no defects therein or thereon.

                                    (c) To Owners' knowledge, the Real Estate is
         not subject to or threatened with any requests, applications or proceedings to condemn, rezone or demolish all or any portion thereof. GFI has obtained all permits and certificates necessary for the use and occupancy thereof and the improvements thereon and such use and occupancy is and has been in full compliance with all federal, state and local laws, rules and regulations. To the knowledge of Owners: (i) all water, sewer, gas, electric, telephone, drainage and other utility equipment, air conditioning, heating, ventilation and all other facilities and services (collectively, the "SERVICES") required by law or necessary for the operation of the Real Estate as it is now being operated are installed and connected pursuant to valid permits, are adequate to service such Real Estate, and are in good operating condition and repair, and (ii) no material fact or condition exists which would result in the termination or impairment in the furnishing of any Service.

                                    (d) None of the Selling Parties have
         received notice of and have no awareness of any currently due, pending or threatened general or special assessments, taxes, litigation or governmental proceedings against or affecting or which may affect the Real Estate. The most recent taxes and assessments with respect to the Real Estate are set forth in PART C of EXHIBIT 5H(i).



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                                    (e) To Owners' knowledge: each parcel of
         Real Estate consists of one contiguous parcel, abuts on and has direct vehicular access to a dedicated thoroughfare; and none of the Real Estate is in an area designated as being subject to flood hazards or risks.

                                    (f) With respect to the leases covering the
         Real Estate, such leases are in full force and effect, are valid and binding obligations of the parties thereto, have not been amended and are enforceable against the parties thereto in accordance with the terms thereof. There are no defaults (alleged or actual) by either party to such leases and no event has occurred which with due notice or lapse of time or both would constitute a default. None of the Selling Parties has any obligation to pay brokerage commissions or other compensation in connection with such leases.

                           (ii) EXHIBIt 5H(ii) contains a list of each item of machinery, equipment, tooling, office furniture, automobiles, trucks and other fixed assets owned or leased by GFI (collectively, the "M&E") and all locations thereof. EXHIBIT 5H(ii) also contains a list and brief description of each lease or other agreement under which GFI pays in excess of $5,000.00 annually to lease, license, hold or operate any of the M&E. Copies of all leases relating to any item of M&E have been delivered to ABEV and Subsidiary. The M&E will, individually or in the aggregate, be fit for such assets' intended use as of the Closing Date.

                           (iii) None of the Selling Parties have any right, title or interest in and to any (a) non-governmental licenses, franchises, distribution or other similar rights, or (b) trademarks, trade names (except for GFI's corporate name and trade name and recipes), service marks, copyrights, know-how, software, written, magnetic and storage media, inventions, designs, models, processes, patents or any other proprietary rights and applications for any of the foregoing. With respect to GFI's trade name and recipes, none of the Selling Parties pay any royalty with respect to any of them, has the exclusive right to bring actions for the infringement thereof and has not granted any rights of any nature in any of them to any Person. No product made or sold by GFI or for its benefit violates any license, franchise or distribution agreement or infringes any trademark, trade name, service mark, copyright, know-how, trade secret or patent of another Person.

                  I. Insurance. GFI has maintained and presently maintains in effect insurance covering the Assets and the Business from reasonably foreseeable losses and any liabilities or risks relating thereto and such insurance coverage shall be maintained by GFI through the Closing Date. Exhibit 5I hereto sets forth a complete and accurate schedule (including the type of policy, the policy number, the limits of coverage, the carrier, the insurance agent or broker and the expiration date) of all insurance policies, letters of credit or performance bonds held or issued by or on behalf of GFI and now in force and those contemplated (including, without limitation, comprehensive general liability, personal liability, comprehensive general casualty and extended coverage, automobile, machinery, fire and lightning, title, endowment, life, workers' compensation and fidelity bond coverage) (collectively, the "INSURANCE POLICIES") and insurance agents and/or brokers providing such insurance coverage. Except as disclosed on EXHIBIT 5I, such coverage fully complies with all contractual requirements of the Business and GFI has not forfeited or waived any claim under any Insurance Policies and each has fully complied with the terms and conditions thereof. The products liability, personal injury and property damage insurance maintained has been on an "OCCURRENCE" basis during the five-year period prior to the Closing Date. EXHIBIT 5K sets forth all property damage or personal injury claims asserted against GFI during the past three years, or otherwise still pending. Except as otherwise set forth on EXHIBIT 5K, all of such claims have been and are being defended by insurance carriers or indemnitors without reservation and are or will be completely covered by the Insurance Policies. None of the Selling Parties has received notification, either directly or indirectly, from any insurance carrier, denying or disputing any claim made by GFI, denying or disputing any coverage for any such claim, denying or disputing the amount of any claim, or regarding the possible termination, cancellation or amendment of or premium increase with respect to any Insurance Policies. GFI has no pending or anticipated claim against any of the insurance carriers under any of such policies and there has been no, to the knowledge of Owners, actual or alleged, occurrence of any kind which may give rise to any such claim.

               J. Agreements, Etc. EXHIBIT 5J contains a list of all written, and brief description of all oral, contracts, agreements, leases, understandings, commitments, licenses, letters of credit, instruments and obligations, the open purchase and sales orders journals, if any, as of the beginning of business on the date hereof (which journals shall be updated as of the Closing Date), and other instruments and obligations not listed on another Exhibit or schedule hereto (unless excluded therefrom due to the dollar amount involved) affecting the Business in any manner whatsoever (collectively, the "CONTRACTS"). With respect to the Contracts, except as otherwise set forth on such EXHIBIT 5J: (i) all are in full force and effect, have not been modified or amended, and constitute legal, valid and binding obligations of the respective parties thereto; (ii) GFI has, in all material respects, performed all of the obligations required to be performed by it to date and is not in default or, to the Owners' knowledge, alleged, to be in default in any respect thereunder, no party has been released from any obligation thereto and there exists no event, condition or occurrence which, with or without notice, lapse of time or the occurrence of any other event, would constitute a default thereunder by GFI or, to Owners' knowledge, would constitute a default on the part of any other party thereto; (iii) the continuation, validity and effectiveness under the current terms thereof (including the current rentals under any leases or licenses) will in no way be affected by the Merger or other transactions contemplated hereby, or, if any would be affected without a consent or waiver, the Selling Parties shall cause an appropriate consent or waiver respecting such transfer to be delivered to ABEV and Subsidiary prior to the Closing Date at no cost or other adverse consequences to GFI, ABEV or Subsidiary; and (iv) none require the payment or performance of material considerations by GFI on or after the Closing Date without the receipt of consideration of commensurate value, within the meaning of applicable fraudulent conveyance laws or decisions. The Selling Parties have furnished to ABEV and Subsidiary complete copies of all written Contracts and complete written summaries of all oral Contracts described on any Exhibit hereto. GFI is not restricted by any agreement to which it is a party from carrying on the Business anywhere in the world. The Contracts confer on GFI all rights necessary to enable it to conduct the Business as now being conducted (as well as any expansion thereof now contemplated) and none imposes upon it any unduly or extraordinary burdensome obligation.

                  K. Litigation and Claims, Etc. Except as set forth on Exhibit 5K, there are no personal injury, product liability or other actions, suits, claims, investigations or legal or administrative or arbitration proceedings of any nature pending or, to the knowledge of Owners, threatened, against or involving any of the Selling Parties, the Assets, the Business or products, whether at law or in equity, or before or by any foreign, federal, state, municipal or other governmental or quasi-governmental instrumentality. Attached to EXHIBIT 5K are (i) all service bulletins or similar notices to customers, vendors or the public at-large and other Persons which discusses or notifies such Persons about problems with GFI's products, and (ii) all notes from all technical or engineering meetings (or the like) which relate in any way to problems or potential problems of any nature with respect to such products. To the knowledge of Owners, there is no basis for any other such action, suit, claim, investigation or proceeding, and except as set forth on EXHIBIT 5K, none of the foregoing has been pending during the last three years. There are no outstanding orders, decrees or stipulations issued by any foreign, local, state or federal judicial or governmental or quasi-governmental authority to which any of the Selling Parties is or was a party or by which any is or was bound. The insurance coverages in the Insurance Policies are adequate in character and amount to pay all liabilities relating to the matters described in EXHIBIT 5K.
EXHIBIT 5K also details all "recalls" or similar measures or public notices which occurred on or after January 1, 1995, and details GFI's system for handling claims, whether under warranties or otherwise, and also lists all such claims made in the last three years.

                  L.       Compliance; Governmental Authorizations; OSHA.

                           (i) GFI is in compliance, in all material respects, with all federal, state and local laws, ordinances, regulations, permits, licenses, decrees, judgments and orders applicable to the Business, and has all foreign and United States, federal, state and local governmental licenses and permits necessary for the conduct of the Business as presently conducted or contemplated; such licenses and permits are legally valid and in full force and effect; no violations are or have been recorded in respect of any thereof; and no proceeding is pending or, to the knowledge of Owners, threatened, to revoke or limit any thereof. EXHIBIT 5L contains a list and description (including subject matter and termination information) of: (a) all such governmental licenses and permits (none of which will be affected by the Merger or other transactions contemplated hereby, unless otherwise indicated on said Exhibit); and
         (b) all consents, orders, decrees and other compliance agreements under which GFI is operating or bound, copies of all of which have been furnished to ABEV and Subsidiary.

                           (ii) The Selling Parties have furnished to ABEV and Subsidiary copies of all written reports in their control or possession of inspections relating to the Business and properties from January 1, 1994 through the date hereof under the Occupational Safety and Health Administration Act, as amended, or comparable state legislation and all other applicable foreign and United States federal, state and local health and safety laws and regulations or any other law, rule or regulation that either GFI or the Business is subject. To the knowledge of Owners, there have been no other similar inspections. The deficiencies, if any, noted on such reports or any deficiencies noted by inspection through the Closing Date have been corrected, or will be corrected by the Closing. To the knowledge of Owners, there is no other safety, health, environmental or other material problem or concern relating to the Business.

                  M. Inventories. The inventories of GFI included on the Historical Financials and to be included on the Closing Balance Sheet are and will be valued with respect to each category of inventory at the lower of cost or market value, net of reserves. Such inventories are all usable in the ordinary and regular course of the Business, and are fit and sufficient for the purpose for which they were purchased. All excess and obsolete items have been written down to net realizable value, or written off, and all obsolete, damaged or spoiled items have been destroyed. The inventories which were in transit on the date hereof, and the inventories which are in transit on the Closing Date do not and will not include any items which are damaged, spoiled or below standard quality (except items for which GFI will receive credit or replacement from the manufacturer or shipper thereof). GFI has exercised, and through the Closing Date will exercise, its best efforts to have, the proper amount of inventories to conduct the Business consistent with past practices. All inventories are located at the Real Estate. GFI's inventories do not have any allocation of overhead except as specifically disclosed on EXHIBIT 5M. Except as specifically disclosed on EXHIBIT 5M, the inventory consists of items of quality and quantity usable in the normal course of the Business. The Selling Parties will provide to ABEV and Subsidiary a list of all inventory (the "INVENTORY LIST") on hand as of the end of the monthly accounting period ending closest to the

Closing Date, which list will comply with all of the requirements contained in Sections 5D and 5M hereof.

                  N. Employee Matters. GFI has generally enjoyed a good employer-employee relationship with their respective employees. GFI has accrued on the Historical Financials, and will accrue, adequate reserves on the Closing Balance Sheet, for all wages, salaries, contractual bonuses, vacation pay and other direct and indirect compensation earned by, or accrued for the benefit of, all employees (whether or not vested or payable by such date). The Closing Balance Sheet will also include accruals for year end contractual bonuses, pension and profit-sharing contributions, and any other adjustments which might normally be made only at year end. Upon termination of the employment of any employee of GFI, none of it, ABEV or Subsidiary will incur any liability for any severance or termination pay, pension or profit-sharing benefit or other similar payment under GFI's practices or policies in effect on or prior to the Closing Date. Except as set forth on EXHIBIT 5K, there are no controversies pending or, to the knowledge of Owners, threatened by any of GFI's employees, former employees, job applicants or any association, group or other Person or Persons regarding any of the Selling Parties' employment practices or policies.

         GFI is not a party to or bound by any employment or consulting agreement, any collective bargaining agreement or any other agreement with a labor union. There is not pending or, to the knowledge of Owners, threatened any labor dispute, strike or work stoppage (whether by their own employees or another Person's employees) which may affect the Business or which may interfere with its continued operation. GFI has complied with all laws, rules and regulations in connection with all employment matters, including, without limitation, hiring and firing of employees, wage matters, collective bargaining matters, and matters relating to the National Labor Relations Act and the Workers Adjustment and Retraining Notification Act, and to Owners' knowledge, there are no activities or proceedings of any labor union to organize any employees thereof. During the twelve-month period preceding the date hereof, there have not been any significant labor troubles involving employees of GFI and there are no significant threats of work stoppages by such employees.

         EXHIBIT 5N contains a list of all directors, officers, managers, employees, consultants, independent contractors and other Persons rendering any service to GFI who, during the 1996 fiscal year, are expected to receive remuneration in excess of $25,000, together with the current job title and aggregate remuneration rate (bonus and salary) for each such person, as well as the total remuneration paid to date and expected amount of remuneration in 1996.

                  O.       Employee Benefit Plans.

                           (i) Except as is described in EXHIBIT 5O(i), neither any of the Selling Parties nor any current or former Plan Affiliate of any of the Selling Parties has at any time had any liability with respect to any of the following (whether written, unwritten or terminated): (a) any "employee welfare benefit plan," as defined in
         Section 3(1) of ERISA, (b) any "employee pension benefit plan," as defined in Section 3(2) of ERISA, or (c) any other plan, policy, program, arrangement or agreement providing employee benefits (or other similar benefits) to former employees, dependents, beneficiaries, directors or independent contractors, including, but not limited to, any bonus or incentive plan, stock option, restricted stock, stock bonus plan, salary reduction agreement, change-of-control agreement, severance agreement, material fringe benefit program, short-term disability plan or sick leave, personnel policy, vacation time, holiday pay, moving expense reimbursement program, employment agreement or consulting agreement which could result in ABEV or Subsidiary having any liability, whether direct or indirect.

                           (ii) As used herein, the following terms shall have the following respective meanings: (a) the term "EMPLOYEE PLAN" shall mean any plan, policy, program, arrangement or agreement described in
         Section 50(i), whether or not scheduled; and (b) the term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                           (iii) With respect to any person or entity ("FIRST PERSON"), the term "PLAN AFFILIATE" shall mean any other person or entity with whom the First Person constitutes all or part of a controlled group, or which would be treated with the First Person as under common control or whose employees would be treated as employed by the First Person, under Section 414 of the Code and any regulations, administrative rulings and case law interpreting the foregoing.

                           (iv) No Employee Plan (a) is subject to Title IV of ERISA, (b) is a "multiemployer plan" as defined in Section 4001 of ERISA, a "multiemployer plan" within the meaning of Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Code Section 413(c) or a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA, or (c) provides any welfare-type benefits for retirees or former employees, or their spouses or dependents (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code).

                           (v) A complete copy of each written Employee Plan as amended to the Closing, together with Form 5500 Annual Reports for the three (3) most recent plan years, if any; a copy of any funding vehicle with respect to each such plan; a copy of the most recent determination letter with respect to such plan (if any); have been delivered to ABEV and Subsidiary. A description of the material terms of any unwritten Employee Plan is set forth in EXHIBIT 5O(v). No person has made any statement, whether oral or in writing, regarding any Employee Plan which will result in any liability to ABEV or Subsidiary in excess of any liability previously disclosed pursuant to this paragraph.

                           (vi) Each Employee Plan (a) has been and currently complies in form and in operation in all respects with all applicable requirements of ERISA and the Code and any other applicable Federal and state laws, (b) has been and is operated and administered in compliance with its terms (except as otherwise required by law); (c) has been and is operated in compliance with the applicable requirements of the Code and ERISA in such a manner as to qualify, where appropriate, for both Federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto; and (d) where applicable, has received a favorable determination letter from the Internal Revenue Service.

                           (vii) With respect to each Employee Plan, no person has: (a) has entered into any non-exempt "prohibited transaction," as such term is defined in ERISA or the Code; or (b) has breached a fiduciary obligation; which could subject ABEV or Subsidiary to any liability.

                           (viii) With respect to each Employee Plan all required or recommended contributions, payments, premiums, contributions, reimbursements, expenses, accruals or other liabilities for all periods ending prior to or as of June 30, 1996 (including periods from the first day of the then current plan year to such date)
         (a) have been fully satisfied, (b) will be accrued as of such date, or
         (c) are subject to a funding arrangement separate from the assets of GFI or any of its Plan Affiliates.

                  P. Transactions with Related Parties. EXHIBIT 5P lists all amounts directly or indirectly paid (or deemed for accounting purposes to have been paid) or to be paid by any of the Selling Parties, to, or received by any of the Selling Parties from any Person which is controlled by, controls, or under common control with, directly or indirectly, any of the Selling Parties during the current and the last fiscal year for products or services (including any charge for management, interest, capital employed, administrative, purchasing, financial or other services) related in any way to the Business. For purposes of this Section, the term "Selling Parties" shall include any and all of the "Selling Parties' Affiliates."

                  Q. Accounts and Notes Receivable. EXHIBIT 5Q contains an aged list of unpaid accounts and notes receivable (the "Receivables") owing to GFI as of a date not more than four (4) business days prior to the date hereof, with the address of the Business' trade debtors. ABEV and Subsidiary shall be furnished with an updated schedule of Receivables and any other information relating thereto as ABEV and Subsidiary shall reasonably request on reasonable advance notice. All of the Receivables reflected on the Historical Financials and to be reflected on updated Receivables Schedules and the Closing Balance Sheet constituted and will constitute only valid claims against third parties not affiliated with any of the Selling Parties. The schedule of Receivables also highlights trade debtors of GFI with principal places of business outside of the continental United States. The Receivables arose or will arise from bona fide transactions in the ordinary and regular course of Business and all (subject to the reserve for bad debt) are collectible within thirty (30) days after they arose or will arise (except with respect to the Receivables due and owing from Wal-Mart and Kroger, which Receivables are collectible within sixty (60) days after they arose or will arise), and are not subject to any defenses, set-offs or counterclaims. The Historical Financials do, and the Closing Balance Sheet will, include reserves for bad debt reasonably based on past customer performance. Except as listed on EXHIBIT 5Q, GFI does not sell, and does not contemplate selling, products directly to the United States of America or any branch, agency or subdivision thereof. EXHIBIT 5Q also highlights those customers of the Business whose accounts have been more than thirty (30) days past due repeatedly over the past six (6) months.

                  R. Customers and Suppliers. EXHIBIT 5R is a list of the ten
(10) largest customers (excluding Grogan's Sausage, Inc.) and suppliers (measured by U.S. dollar volume in each case) of the Business during the 1995 and 1996 (to date) fiscal years and the last twelve (12) months showing, with respect to each, the name, address and dollar volume involved. GFI is not required to provide any bonding, guaranty or other financial security arrangements in connection with any transactions with any of their customers or suppliers, except as described on EXHIBIT 5R. Owners have no knowledge or reason to believe that as a result of the Merger or other transactions contemplated hereby or otherwise, any customer or supplier listed on EXHIBIT 5R intends to cease or substantially reduce, the purchase or sale, respectively, of goods or services from or to ABEV and Subsidiary on terms and conditions similar to those imposed on purchases and sales from and to GFI prior to the date hereof. The Selling Parties do not know of any claims or disputes pending, contemplated or threatened with respect to any of the parties referred to in EXHIBIT 5R and none are concerned about the financial viability of any of such parties.

                  S. Miscellaneous Assets. The Assets do not and will not include (i) any contracts for future services or prepaid items or deferred charges, the substantial value or benefit of which will not be usable by ABEV and Subsidiary after the Closing Date, and (ii) any goodwill, organization expense or other intangible asset.

                  T. Bank Accounts; Officers; Directors; Credit Cards. Exhibit 5T is a list of all bank accounts, safe deposit and post office boxes and the like in the name of or controlled by any of the Selling Parties with respect to the Business and details about the Persons having access thereto. EXHIBIT 5T also lists all officers, directors and managers of GFI and all credit or debit cards under which it has or may have current or future liability and the names of the Persons holding such cards.

                  U. Business Generally. Other than for events affecting the economy or GFI's industry in general, since January 1, 1996, to the knowledge of Owners, there have been no events, transactions or information affecting or relating to GFI or the Business which could be reasonably expected to have a material and adverse effect on the Business.

                  V. Reports and Studies. EXHIBIT 5V lists all reports and studies relating to the Business or the sale thereof in the possession or control of any of the Selling Parties prepared for the officers, directors, management, stockholders and agents of the Selling Parties since January 1, 1995 by investment bankers, investment advisors, accountants, engineers, environmental consultants, management consultants or any other Persons.

                  W.       Environmental Matters.

                           (i) None of the Selling Parties has transported, stored, treated or disposed, and none has allowed or arranged for any other Person to transport, store, treat or dispose waste to or at: (a) any location other than a site lawfully permitted to receive such waste for such purposes or (b) any location designated for remedial action pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Resource Conservation and Recovery Act, as amended ("RCRA"), or any similar federal, state or local statute; and none has performed, arranged for or allowed by any method or procedure such transportation or disposal in contravention of any laws or regulations or in any other manner which may result in liability for contamination of the environment. None of the Selling Parties has disposed, and none has allowed or arranged for any other Person to dispose, of waste upon property owned or leased by any of them.

                           (ii) (a) No generation, use, handling, storage, treatment, Release (as defined below), discharge, spillage or disposal of any Hazardous Waste, Hazardous Substance or Hazardous Chemical (as defined below) has occurred or is occurring at any site or Facility (as defined below) at any time owned, leased or operated, directly or indirectly, by any of the Selling Parties,

         (b) no Hazardous Waste or waste containing any Hazardous Substance or Hazardous Chemical generated, used, handled, stored or treated by GFI has been stored, Released, discharged, spilled or disposed of at any site or Facility at any time owned, leased or operated, directly or indirectly, by any of the Selling Parties, and (c) no site or Facility, at any time, owned, leased or operated, directly or indirectly, by any of the Selling Parties is or has been the site of any industrial facility, dump or landfill.

                           (iii) No soil or water in, upon, under or adjacent to any site or Facility at any time owned, leased, or operated, directly or indirectly, by any of the Selling Parties has been contaminated by any Hazardous Waste, Hazardous Substance or Hazardous Chemical and no such site constitutes a nuisance of any kind or nature.

                           (iv) None of the Selling Parties has received notification of any past or present failure by GFI to comply with any laws, regulations, permits, franchises, licenses or orders applicable to it or the Business, which have not been remedied, cured or complied with. Without limiting the generality of the foregoing, none of the Selling Parties has received any notification (including requests for information directed to any) from any governmental or quasi-governmental agency or Person asserting that GFI is or may be a "potentially responsible party" for a remedial action at any Facility, pursuant to the provisions of CERCLA, or any similar federal, state or local statute assigning responsibility for the costs of investigating or remediation of Releases of contaminants into the environment.

                           (v) For purposes of this Agreement, the terms "Hazardous Waste", "Hazardous Substance", "Hazardous Chemical", "pollutant", "contaminant", "Release" and "Facility" include any "hazardous waste", "hazardous substance", "pollutant", "contaminant" and "facility", respectively, within the meaning of RCRA, CERCLA, the Emergency Planning and Community Rights to Know Act of 1986, as amended, or any other federal, state or local law, rule or regulation adopted pursuant thereto or otherwise relating to the disposal of Hazardous Wastes or the cleanup of sites at which Hazardous Substances have been released or the environment in general.

                           (vi) EXHIBIT 5W(vi) is a list of (a) locations (identified by address, owner/operator, type of facility, type of waste, and period of time the Facility was used) to which GFI has, during the past three (3) years, transported, or caused to be transported, or allowed or arranged for any other Person to transport, any type of waste material, generated by either or its customers, for storage, treatment, burning, recycling or disposal and (b) storage, treatment, burning, recycling or disposal activities which either has undertaken, during the past three (3) years, at locations then or presently owned or occupied by either together with such other relevant information concerning such locations as would enable ABEV and Subsidiary to determine whether either has any liability for such locations and the activities thereon, including, but not limited to, property address, nature of either's interest in the property, current owner of the property, nature of the activity conducted at such location, type and form of waste, estimated volume of waste disposal on or in ground, and period of time the activity was conducted.

                  X. Continuity of Business Enterprise. GFI operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

                  Y.       Additional Tax Matters.

                           (i) The fair market value of the ABEV Stock and Merger Consideration received by Owners will be approximately equal to the fair market value of the Shares surrendered in the Merger.

                           (ii) Subsidiary will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by GFI immediately prior to the Merger. For purposes of this representation, amounts paid by GFI to Owners in cash or other property, GFI's assets used to pay its reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by GFI immediately preceding the Merger will be included as assets of GFI held immediately prior to the transactions.

                           (iii) The liabilities of GFI assumed by Subsidiary and the liabilities to which the Assets are subject were incurred by GFI in the ordinary course of business.

                           (iv) Owners will pay all expenses associated with the preparation and negotiation of this Agreement and all documents executed in connection herewith and the consummation of the Merger and the other transactions contemplated hereby.

                           (v) There is no intercorporate indebtedness existing between either Owner and GFI or between Subsidiary and GFI that was issued, acquired or will be settled at a discount.

                            (vi) GFI is not an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

                           (vii) GFI is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                           (viii) The fair market value of the Assets transferred to Subsidiary will equal or exceed the sum of the liabilities assumed by Subsidiary, plus the amount of liabilities, if any, to which the Assets are subject.

                  Z. Brokers and Finders. Except for The March Group, LLC, whose commission shall be borne entirely by Owners, none of the Selling Parties nor any officer, director or employee thereof, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees, and, except as stated above, no broker or finder has acted directly or indirectly for any of the Selling Parties in connection with this Agreement and the transactions contemplated hereby.

                  AA.      Securities' Issues.

                           (i) Owners have a joint net worth, at the date hereof, of over $1,000,000.00, and therefore Owners are "accredited investors" within the meaning of Rule 501(a) promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 ACT").

                           (ii) Owners have such knowledge and experience in financial matters (either by themselves or with their financial advisors) that they are capable of evaluating the relative risks and merits of an investment in the ABEV Stock.

                           (iii) Owners have received all of the SEC Reports (as defined below). In making their decision have the Shares exchanged for the ABEV Stock, Owners have relied solely upon independent investigations made by them or their financial advisors, and they have received no representation or warranty from ABEV or any of its affiliates, employees or agents, except as expressly set forth herein.

                           (iv) Owners understand that the ABEV Stock has not been registered under the 1933 Act or the securities acts of any of the states of the United States or other possessions or areas subject to its jurisdiction, in reliance on exemptions for private offerings and may be sold or disposed of in the absence of such registration only pursuant to an exemption from such registration and only in accordance with the terms, conditions and restrictions contained in this Agreement. The shares of ABEV Stock being delivered to Owners shall bear a legend to the following effect:

                  "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold or transferred except in compliance with that Act. The securities represented by this certificate are subject to the transfer restrictions, voting requirements and other conditions and provisions of an Agreement and Plan of Reorganization dated as of October 1, 1996 by and among GROGAN'S MERGER CORP., ATLANTIC BEVERAGE COMPANY, INC., GROGAN'S FARM, INC., BOBBY L. GROGAN and BETTY RUTH GROGAN, copies of which are on file at the principal executive offices of Atlantic Beverage Company, Inc."

                           (v) Owners understand that no federal or state agency has made any finding or determination as to the fairness of an investment in, or any recommendation or endorsement of, the ABEV Stock.

                           (vi) The ABEV Stock being transferred to Owners will be held by Owners solely for their own account (and not for the account of others) for investment and will not be held with a view to or for the resale, distribution, subdivision, or fractionalization thereof; Owners have no present intention or plans to enter into any contract, undertaking, agreement, or arrangement relating thereto.

                           (vii) Owners acknowledge that: there are substantial restrictions on the transferability of the ABEV Stock; the ABEV Stock acquired will not be, and Owners have no right to require that the ABEV Stock be, registered under the 1933 Act; there may not be any public market for the ABEV Stock or such market may be limited; and, accordingly, Owners may not be able to liquidate their investment in the ABEV Stock in a timely manner.

                           (viii) IN FURTHERANCE OF THE FOREGOING, OWNERS ACKNOWLEDGE THAT THERE WILL BE PLACED WITH ABEV'S TRANSFER AGENT "STOP TRANSFER" ORDERS WITH RESPECT TO THE ABEV STOCK.

                  BB. Material Disclosures. No representation, warranty, covenant or agreement by the Selling Parties contained herein, and no statement contained in any certificate, Schedule, Exhibit, list or other writing furnished to ABEV and Subsidiary in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. All Schedules and Exhibits hereto and all writings furnished to ABEV and Subsidiary hereunder or in connection with the transactions contemplated hereby are accurate, true and complete. All representations, warranties, covenants and agreements made by the Selling Parties herein and all other agreements and instruments delivered in connection herewith or pursuant hereto and facts and information contained in the Exhibits and Schedules shall be true and correct as of the Closing Date with the same effect as if they had been made at and as of the Closing Date. There are no facts, conditions, or aspects relating to the past or present operations of GFI and the Business which are not set forth herein which would have a material adverse affect upon the operation of the Business after the Closing Date or ABEV and Subsidiary's investment decision in consummating the Merger, and none of the Selling Parties know of any fact, event or action which could result in a material adverse change in the Business, prospects, financial condition or results of operations of GFI and the Business or the operation or ownership of the Assets by ABEV and Subsidiary following the Closing. The records of GFI relating to the Business are accurate and complete in all material respects and there are no matters as to which appropriate entries have not been made in such records.

         6. ABEV AND SUBSIDIARY'S REPRESENTATIONS, WARRANTIES, AGREEMENTS AND COVENANTS. Each of ABEV and Subsidiary hereby jointly and severally, represents and warrants to, covenants and agrees with, the Selling Parties, now and as of the Closing Date, as follows:

                  A. Organization, Standing and Power. Each of ABEV and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each has all requisite power and authority to own, lease and operate the Assets and to carry on the Business after the Merger and other transactions contemplated hereby. Each of ABEV and Subsidiary has the full power and authority to enter into this Agreement and perform all acts necessary or appropriate to consummate all of the Merger and other transactions contemplated hereby.

                  B. Authorization. This Agreement and all writings relating hereto to be executed and delivered by ABEV and Subsidiary have been duly authorized by all necessary action and constitute the valid and binding obligations of ABEV and Subsidiary, enforceable in accordance with their respective terms. The individuals executing this Agreement and the other documents executed in connection herewith on behalf of ABEV and Subsidiary have been duly authorized to execute all of such documents on behalf thereof. Neither the execution and delivery hereof nor any writing relating hereto nor the consummation by ABEV and Subsidiary of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof or thereof, will: (i) conflict with or result in a material breach of the Certificates of Incorporation or By-Laws of ABEV and Subsidiary; (ii) violate any statute, law, rule or regulation or any order, writ, injunction or decree of any court or governmental authority; (iii) violate or conflict with or constitute a default under (or give rise to any right of termination, modification, cancellation or acceleration under), any agreement or writing of any nature to which either ABEV and Subsidiary is a party or by which its assets may be bound or affected, or, except as consented to by ABEV and Subsidiary, result in the creation of any Encumbrance against or upon any of their assets under any agreement or writing to which either is a party or by which either or their assets may be bound or affected; or (iv) impair or in any way limit any governmental or official license, approval, permit or authorization of either ABEV and Subsidiary. Other than LaSalle National Bank, no consent or approval of or notification to any Person is necessary or required in connection with the execution and delivery by ABEV and Subsidiary hereof or any writing relating hereto or the consummation of the transactions contemplated hereby or thereby.

                  C. Continuity of Business Enterprise. It is the intention of Subsidiary to continue at least one historic significant business line of GFI, or to use at least a significant portion of GFI's historic business assets, in each case within the meaning of Treasury Regulation Section 368-1(d).

                  D.       Additional Tax Matters.

                           (i) Prior to the transaction, ABEV will be in control
of Subsidiary within the meaning of Section 368(c)(1) of the Code.

                           (ii) Following the transaction, Subsidiary will not issue additional shares of its stock that would result in ABEV losing control of Subsidiary within the meaning of Section 368(c)(1) of the Code.

                            (iii) ABEV has no plan or intention to reacquire any of its stock issued in the transaction.

                           (iv) ABEV has no plan or intention to liquidate Subsidiary; to merge Subsidiary with and into another corporation; to sell or otherwise dispose of the stock of Subsidiary; or to cause Subsidiary to sell or otherwise dispose of any of the assets of GFI acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

                            (v) No stock of Subsidiary will be issued in the transaction.

                            (vi) ABEV and Subsidiary shall pay their respective expenses, if any, incurred in connection with the transactions.

                           (vii) There is no intercorporate indebtedness existing between ABEV and GFI or between Subsidiary and GFI that was issued, acquired or will be settled at a discount.

                           (viii) Neither ABEV nor Subsidiary is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                  E. Brokers and Finders. Neither ABEV and Subsidiary nor any officer, director or employee thereof, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees, and except as stated above, no broker or finder has acted directly or indirectly for ABEV and Subsidiary, in connection with this Agreement and the transactions contemplated hereby.

                  F.       SEC Issues.

                           (i) The ABEV Stock to be issued has been duly authorized and, upon issuance, will be validly issued, fully paid and nonassessable, and free and clear of all Encumbrances, except as expressly set forth in this Agreement.

                           (ii) The authorized capital stock of ABEV consists of 30,000,000 shares of common stock, $.01 par value per share and 5,000,000 shares of preferred stock, $.01 par value per share, of which (as of June 30, 1996), 5,740,984 shares of common stock were issued and outstanding, no shares of preferred stock were issued and outstanding, and there were options to acquire 287,836 shares of common stock outstanding, and 396,000 shares of common stock are held in the treasury of ABEV.

                           (iii) Except for the 1996 Proxy Statement, ABEV has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1996, and has heretofore made available to Owners, in the form filed with the SEC (excluding any exhibits thereto), (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and (ii) all other forms, reports and other registration statements filed by ABEV with the SEC since January 1, 1996 (such forms, reports and other documents being hereinafter referred to collectively as the "SEC Reports").

                           (iv) The SEC Reports and any other forms, reports and other documents filed by ABEV with the SEC after the date of this Agreement (i) were or will be prepared in accordance with the requirements of the 1933 Act and the Securities Exchange Act of 1934, as amended (the "1934 Act"), as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                           (v) The financial statements (including, in each case, any notes thereto) contained in the SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented the financial position, results of operations and cash flows of ABEV as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount).

                           (vi) Since December 31, 1995 there has not been any change, occurrence or circumstance in the business, results of operations or financial condition of ABEV having, individually or in the aggregate, a material adverse effect on its business, other than changes, occurrences and circumstances referred to in any subsequently filed SEC Reports.

                           (vii) There is no claim, action, proceeding or investigation pending or, to the knowledge of ABEV, threatened by any public official or governmental authority, against ABEV, or any of its property or assets before any court, arbitrator or administrative, governmental or regulatory authority or body, which challenges the validity of this Agreement or the ABEV Stock or any action taken or to be taken pursuant hereto or, except as set forth in the SEC Reports, which is reasonably likely to have a material adverse effect on ABEV's business.

                  G. Material Disclosures. No representation, warranty, covenant or agreement by ABEV and Subsidiary contained herein, and no statement contained in any certificate, Schedule, Exhibit, list or other writing furnished to any of the Selling Parties in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. All Schedules and Exhibits hereto and all copies of all writings furnished to the Selling Parties hereunder or in connection with the transactions contemplated hereby are accurate, true and complete. All representations, warranties, covenants and agreements made by ABEV and Subsidiary herein and facts and information contained in the Exhibits and Schedules shall be true and correct as of the Closing Date with the same effect as if they had been made at and as of the Closing Date. There are no facts, conditions, or aspects relating to the past or present operations of ABEV and Subsidiary which are not set forth herein which would have a material adverse affect upon the operation of the Business.

         7. CLOSING TRANSACTIONS. On the Closing Date (or on a date otherwise indicated herein):

         A. The Selling Parties shall deliver or cause to be delivered to ABEV and Subsidiary:

                           (i) The Shares, with attached assignments and appropriate Letters of Transmittal, as shall be reasonably sufficient to evidence that the Shares are free and clear of all Encumbrances.

                           (ii) Such bills of sale, endorsements, assignments, receipts and other instruments, in such form as are reasonably satisfactory to ABEV and Subsidiary, to evidence that the Assets are free and clear of all Encumbrances.

                           (iii) Such keys, lock and safe combinations, and new bank signature cards and other similar items as ABEV and Subsidiary shall require to obtain full occupation and control of the Assets and Business.

                            (iv) The Certificates required by Sections 9A and 9B hereof.

                            (v) The legal opinion of counsel to the Selling Parties, in substantially the form as Schedule B attached hereto.

                           (vi) Certificate(s) of good standing of GFI certified by the Secretary of State of Kentucky and all other states in which GFI is qualified to transact business as a foreign corporation, dated within thirty (30) days of the Closing Date.

                           (vii) A copy of the Articles (or Certificate) of Incorporation of GFI, certified by the Secretary of State of Kentucky within thirty (30) days of the Closing Date.

                           (viii)   Possession of the Real Estate.

                           (ix) Such estoppel letters as are reasonably requested by ABEV and Subsidiary, including those to be executed and delivered by the landlords of the Real Estate, in form and substance acceptable to ABEV and Subsidiary's counsel.

                            (x) All consents, waivers and releases necessary, required or appropriate to consummate the transactions contemplated hereby.

                           (xi) Uniform Commercial Code Tax, Lien and Judgment Search results showing to the reasonable satisfaction of ABEV and Subsidiary that all Encumbrances, if any, on the Assets and Shares have been released.

                            (xii) An Authorization of Inspection, in form and substance acceptable to ABEV and Subsidiary.

                            (xiii) Certificates of Title, as appropriate, evidencing GFI's ownership of the Assets.

                           (xiv) The Closing Balance Sheet, and, as updated to the end of the accounting period ended closest to the Closing, the Inventory List, an updated Payables' List and an updated schedule of Receivables.

                           (xv) Certified copies of resolutions duly and unanimously adopted by GFI's Board of Directors and Shareholders approving the Merger and other transactions contemplated by, and authorizing the execution, delivery and performance by GFI of, this Agreement, and a certificate as to the incumbency of officers of GFI executing any instrument or other document delivered in connection with such transactions.
                           (xvi) Such documents and instruments as are necessary to grant Subsidiary, and no other Person, the right to use all trade names currently used by GFI.

                           (xvii) Results of environmental assessments evidencing and indicating no environmental risk with respect to the Real Estate.

                            (xviii) Such other documents as the ABEV and Subsidiary may reasonably request.

         B. ABEV and Subsidiary shall deliver or cause to be delivered to the Selling Parties:

                            (i) The Cash, the Reimbursement and the Note.

                            (ii) Within ten (10) business days after the Closing, stock certificates representing the ABEV Stock.

                            (iii) The Certificates required by Sections 10A and 10B hereof.

                           (iv) Certified copies of resolutions duly adopted by ABEV and Subsidiary's Board of Directors approving the Merger and other transactions contemplated by, and authorizing the execution, delivery and performance by ABEV and Subsidiary of this Agreement, and a certificate as to the incumbency of officers of ABEV and Subsidiary executing any instrument or other document delivered in connection with such transactions.

                           (v) Certificates of good standing of ABEV and Subsidiary certified by the Secretary of State of the State of Delaware, dated within thirty (30) days of the Closing Date.

                           (vi) A copy of the Certificate(s) of Incorporation of ABEV and Subsidiary, certified by the Secretary of State of the State of Delaware, dated within thirty (30) days of the Closing Date.

                           (vii) The legal opinion of Tom D. Wippman, P.C., counsel to ABEV and Subsidiary, in the form of Schedule C, attached hereto.

                            (viii) Such other documents as the Selling Parties may reasonably request.

         C. Subsidiary and Bobby L. Grogan will execute and deliver an Employment Agreement in the forms attached hereto as Schedule D, attached hereto.

         D. ABEV and Subsidiary and Owners shall execute and deliver the RPA in the form attached hereto as Schedule E, attached hereto.

         E. ABEV and Subsidiary, and Owners and Grogan's Sausage, Inc. shall execute and deliver the APA in the form attached hereto as Schedule F, attached hereto.

         F. Certain employees of GFI, including Darren Grogan, shall execute non-compete agreements in form and substance acceptable to ABEV, in its sole discretion.

         8.       CONDUCT AND TRANSACTIONS PRIOR TO CLOSING.

                  A. Access to Records and Properties of GFI. From and after the date hereof until the Closing Date, the Selling Parties shall afford (i) to all representatives of ABEV and Subsidiary, free and full access at all reasonable times to the assets, properties, books and records of GFI in order that ABEV and Subsidiary may have full opportunity to make investigations of the assets and affairs of GFI, and to such additional data and other information about the Business and properties of GFI as ABEV and Subsidiary shall reasonably request or that the Selling Parties believe in good faith ABEV and Subsidiary would want to see in making its investment decision hereunder, and (ii) to the accountants of ABEV and Subsidiary, free and full access at all times to work papers and other records of GFI's accountants relating to the Business. Any such investigation made pursuant to clause (i) or (ii) shall not affect or otherwise diminish any of the representations, warranties, covenants or agreements of the Selling Parties hereunder or ABEV and Subsidiary's rights to indemnification or otherwise. All information to which ABEV and Subsidiary is given access shall be kept strictly confidential except as required by law, statute, rule or regulation and, should the transactions contemplated hereby fail to be consummated, all such information shall be returned to the Selling Parties.

         B. Operation of Business of GFI. From the date hereof to the Closing Date, GFI shall operate only in the ordinary and regular course of business, consistent with past practices, and shall:

                           (i) consult with ABEV and Subsidiary on a regular basis with respect to all decisions outside of the ordinary and regular course of business involving or otherwise which may have a material affect on the Business;

                           (ii) maintain the Assets in good repair, order and condition, reasonable wear and use excepted;

                           (iii) maintain and keep in full force and effect all Insurance Policies;

                           (iv) not, except as permitted under Section 5F: (a) enter into any contract or agreement binding upon either which is to be assumed by ABEV and Subsidiary hereunder and which is not immediately terminable upon thirty (30) days notice without cost; (b) extend credit in the sale of the products or services other than in accordance with prior credit practices; (c) lease, buy or otherwise acquire any real estate or any interest therein; (d) increase any type of compensation payable or to become payable to any of employees, directors, agents or representatives; (e) make any change in its capital structure; (f) do any other thing or act described in Section 5F hereof; or (g) enter into any agreement, commitment or understanding to do any of the foregoing;

                           (v) not do anything outside of the ordinary course of business which has the intent or effect of changing the Merger Consideration;

                           (vi) use its best efforts to preserve intact its business organizations, and to keep available to ABEV and Subsidiary the services of all present officers, employees and agents and use its best efforts to preserve for ABEV and Subsidiary the goodwill of suppliers, customers and others having business relations with GFI; and

                           (vii) maintain its books, accounts and records in a proper manner and in the usual, regular and ordinary manner on a basis consistent with prior years.

                  C. Supplements. From time to time prior to the Closing Date, the Selling Parties shall furnish to ABEV and Subsidiary supplemental information with respect to any matters or events arising or discovered subsequent to the date hereof which, if existing or known on the date hereof, would have rendered any statement, representation or warranty made by the Selling Parties or any information contained in any EXHIBIT or Schedule hereto then inaccurate or incomplete; the furnishing of such supplemental information shall not, however, affect or otherwise diminish any of the representations, warranties, covenants or agreements of the Selling Parties hereunder. The furnishing of any supplemental information which is materially different than previously submitted information shall provide ABEV and Subsidiary with the unilateral right to terminate this Agreement and any duties and obligations hereunder, without cost or liability.

         Notwithstanding the foregoing, ABEV and Subsidiary acknowledges that the open purchase orders journals and open sales orders journals change in the ordinary and regular course of business; therefore, the Selling Parties shall only be obligated to provide ABEV and Subsidiary with an updated list of such journals as of the beginning of business on the Closing Date.

                  D. Risk of Loss. With respect to any material loss, damage, condemnation or destruction of any of the Assets, upon any such loss, damage, condemnation or destruction, ABEV and Subsidiary may at its option, cancel and terminate this Agreement or proceed as follows: if, in the event of any such material loss, damage or destruction prior to the Closing, ABEV and Subsidiary elect not to terminate, the parties shall promptly attempt to agree on a mutually satisfactory reduction in the total price to be paid for the Assets, and the transaction shall be closed on the basis of such reduced price. If the parties are unable to agree on such reduced value within seven (7) days after notice to ABEV and Subsidiary of such loss, damage, destruction or taking and ABEV and Subsidiary are not willing to conclude the transaction by payment of the full price, then any party hereto may terminate this Agreement. In the event the parties agree to a mutually satisfactory reduction of the price and the transaction is closed on that basis, any insurance or condemnation proceeds shall be paid to and retained by GFI. In the event the parties do not agree to a mutually satisfactory reduction of the price, and ABEV and Subsidiary elect to conclude the transaction by payment of the full price, any insurance or condemnation proceeds shall be paid to and retained by ABEV and Subsidiary.

         E. Consents, Waivers and Releases. The Selling Parties shall, at their own cost and expense:

                           (i) Provide all necessary or appropriate consents and comply with all provisions arguably relating to the transactions contemplated hereby, including all federal, state or local laws, rules and regulations;

                           (ii) Procure consents to the transactions contemplated hereby, waivers of rights from, or releases from:

                                    (a) all parties holding security interests
         on any of the Assets;

                                    (b) the stockholders and directors of GFI,
         which consent shall be deemed to have been granted as of the date hereof by Owners' execution hereof;

                                    (c) all other parties deemed necessary or
         appropriate by ABEV and Subsidiary.

         All of such approvals, waivers, consents and releases shall be in form and substance satisfactory to ABEV and Subsidiary and their counsel, in their sole discretion.

                  F.       [THIS SECTION INTENTIONALLY LEFT BLANK]

                  G. Distributions to Owners from GFI. Between the date hereof and September 30, 1996, there will not be, directly or indirectly, distributions or dividends of any kind or nature from GFI to either Owner or any Selling Parties' Affiliates except as permitted by ABEV. After September 30, 1996 and until the Closing, there will not be, directly or indirectly, distributions or dividends of any kind or nature from GFI to either Owner or any Selling Parties' Affiliates other than the following (collectively, the "ALLOWED DISTRIBUTIONS"): salary at the rate of $50,000 per year to Bobby L. Grogan.

         H. Cooking Line. All expenses related in any manner to GFI's cooking line shall first be approved by ABEV.

         9. CONDITIONS OF OBLIGATIONS OF ABEV AND SUBSIDIARY. The obligations of ABEV and Subsidiary to perform this Agreement are subject to the satisfaction of the following conditions on or prior to the Closing Date:

                  A. Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of the Selling Parties in this Agreement or in any Schedule, Exhibit, certificate or document delivered in connection herewith shall be true and correct in all material respects on the Closing Date, and ABEV and Subsidiary shall have received a Certificate signed by the Selling Parties to that effect.

         B. Performance of Obligations of the Selling Parties. The Selling Parties shall have performed all agreements and obligations required to be performed by them on or prior to the Closing Date, and ABEV and Subsidiary shall have received a Certificate signed by the Selling Parties to that effect.

                  C. Consents, Waivers and Releases. The Selling Parties shall have obtained, or to the reasonable satisfaction of ABEV and Subsidiary obviated the need to obtain, all consents, waivers and releases (including those described in Section 8E) from third parties necessary to execute and deliver this Agreement and consummate the transactions contemplated hereby. Also, ABEV and Subsidiary shall have obtained the consent of ABEV and Subsidiary's Board of Directors to execute and deliver this Agreement and consummate the transactions contemplated hereby.

         D. No Litigation. No action, suit or other proceeding shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated hereby, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

                  E. Absence of Changes. Except as otherwise listed on Exhibit 5F hereto, since January 1, 1996, the Business has been operated only in the ordinary and regular course and there has not been, and through the Closing Date there will not be, with respect to GFI, any thing or act described in Section 5F hereof, and there shall not have been, with respect to the Business, any adverse changes.

                  F. Completion of Review by ABEV and Subsidiary. ABEV and Subsidiary shall have completed their business, accounting, financial, environmental and legal review of the Business and Assets, and ABEV and Subsidiary shall, in their sole and absolute discretion, be satisfied with the results of such investigation or otherwise waive this condition.

                  G. Financing and Additional Financial Matters. ABEV and Subsidiary shall have procured financing in an amount and on terms and conditions that are satisfactory to ABEV and Subsidiary, in their sole discretion. Also, as of the Closing Date, ABEV and Subsidiary shall be satisfied that (i) GFI shall have paid all liabilities in the ordinary course of business, and (ii) for the period September 30, 1996 to the Closing Date, there shall have been no distributions of any nature whatsoever from GFI to Owners or any Selling Parties' Affiliates, except for the Allowed Distributions. In addition, ABEV and Subsidiary shall have received satisfactory evidence that as of September 30, 1996, all expenses which are or should have been accrued, as provided by ABEV's accountants, shall have been accrued (or paid), and, as of such date and the Closing Date, there shall be sufficient cash on hand to discharge such liabilities and accruals. Finally, ABEV and its accountants shall be satisfied that the only audit of GFI which is required under appropriate SEC guidelines is for the twelve-month period ended September 30, 1996.

         H. Closing Documents. The Selling Parties shall have delivered, or shall have caused the delivery of all appropriate documents and instruments described in Section 7 hereof.

         10. CONDITIONS OF OBLIGATIONS OF THE SELLING PARTIES. The obligations of the Selling Parties to perform this Agreement are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                  A. Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of ABEV and Subsidiary herein or in any Schedule, Exhibit, certificate or document delivered in connection herewith shall be true and correct in all material respects on the Closing Date, and the Selling Parties shall have received a Certificate signed by ABEV and Subsidiary to that effect.

                  B. Performance of Obligations of ABEV and Subsidiary. ABEV and Subsidiary shall have performed all agreements and obligations required to be performed by it on or prior to the Closing Date, and the Selling Parties shall have received a Certificate signed by ABEV and Subsidiary to that effect.

         C. Consents, Waivers and Releases. ABEV and Subsidiary shall have obtained, or to the reasonable satisfaction of the Selling Parties obviated the need to obtain, all consents, waivers and releases from third parties necessary to execute and deliver this Agreement, buy the Assets and consummate the transactions contemplated hereby.

         D. No Litigation. No action, suit or other proceeding shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated hereby, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

         E. Closing Documents. ABEV and Subsidiary shall have delivered, or shall have caused the delivery of, all appropriate documents and instruments described in Section 7 hereof

         11. CLOSING NOT A WAIVER. The fact that the parties have chosen to consummate the transactions contemplated hereby shall not act or be deemed or construed as a waiver of either party or estop either party from pursuing their respective rights to indemnification hereunder or other remedies for any reason whatsoever.

         12.      POST-CLOSING COVENANTS.

                  A.       Restrictive Covenants.

                           (i) Nondisclosure. Each Owner acknowledges that he/she has been and will be entrusted with trade secrets, marketing, operating and strategic plans, customer and supplier lists, proprietary information, recipes and other confidential or specialized data and/or information relative to the Business, whether now existing or to be developed or created after the Closing Date (collectively, "TRADE SECRETS"). Each Owner covenants and agrees that he/she shall at all times after the date hereof hold in strictest confidence any and all Trade Secrets that may have come or may come into his/her possession or within his/her knowledge concerning or related to the products, services, processes, recipes, businesses, suppliers, customers and clients of GFI and the Business and also that the Trade Secrets constitute Assets of GFI and not of any individual. Each Owner covenants and agrees that neither he/she nor any Person controlled by his/her will for any reason, directly or indirectly, for himself/herself or for the benefit of any other Person, use, copy, divulge or otherwise disseminate or disclose any of the Trade Secrets owned or used by, or licensed to, GFI or any of its affiliates or otherwise relating to GFI or the Business, provided that either Owner may disclose Trade Secrets pursuant to an order by a court of competent jurisdiction, provided, further, that such Owner shall give ABEV and Subsidiary notice of such order and any court pleading requesting such disclosure, in order to provide ABEV and Subsidiary with an opportunity to prevent such disclosure or procure an appropriate protective order.

                           (ii) Customers and Trade Secrets. Each Owner acknowledges that customers and customer accounts and the Trade Secrets of GFI will, after the Closing and Merger, at all times be the sole and separate property of Subsidiary, in which neither Owner has any rights whatsoever, and all activities of or work performed by either Owner for or on behalf of Subsidiary after the Merger will be performed solely for the benefit of Subsidiary and the goodwill resulting from such efforts by Owners is and at all times will be the sole and separate property of Subsidiary, which goodwill is intended to be protected, in part, by this Section.

                           (iii) Non-Solicitation; Non-Hire. Each Owner agrees that from the Closing Date and continuing for a period (the "NON-COMPETE PERIOD") of four (4) years from the Closing Date, neither he/she nor any person or enterprise controlled by him/her will solicit or hire or contract with, for employment, consulting or any other reason, any person (except family members) who was employed by ABEV, Subsidiary or GFI or any of such parties' affiliates as a manager, sales person, officer, office head, buyer, driver, accountant/controller or other key employee at any time within one (1) year prior to the time of the act of solicitation, or hire.

                           (iv) Non-Competition by Owners. During the
         Non-Compete Period, each Owner agrees that neither he/she nor any person or enterprise controlled by him/her will become a stockholder, director, officer, agent, employee or representative of or consultant to a corporation or member of a partnership or limited liability company, engage as a sole proprietor in any business, act as a consultant to any of the foregoing or otherwise engage, directly or indirectly, in any enterprise which competes with the Business in any geographic area in which GFI currently, and the Subsidiary subsequently, carries on such Business or contemplates or has the capability of doing business on the date of the acts described above, including the geographic areas set forth in EXHIBIT 12A(iv); provided, however, that the foregoing shall not prohibit the ownership of less than two percent (2%) of the outstanding shares of the stock of any corporation engaged in any business, which shares are regularly traded on a national securities exchange or in any over-the-counter market. The Non-Compete Period shall be extended for that period of time during which either Owner is in violation of the covenants contained in this
         Section 12A.

                           (v) Relief, Reformation; Severability. Each Owner agrees that the covenants contained in this Section 12 are separate and are reasonable in their scope and duration and may be enforced by specific performance or otherwise. Neither Owner shall raise any issue of reasonableness as a defense in any proceeding to enforce any of the covenants herein. Notwithstanding the foregoing, in the event that a covenant included in this Section 12 shall be deemed by any court to be unreasonably broad in any respect, then, to the extent permitted, the court which makes such finding shall modify such covenant for the purpose of making such covenant reasonable in scope and duration. The validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected by any such modification.

                           (vi) Remedies. Each Owner acknowledges that any breach of the restrictive covenants herein will cause irreparable harm to ABEV and Subsidiary, and that such harm will be difficult if not impossible to ascertain. Therefore, if any action or proceeding is commenced by or on behalf of ABEV or Subsidiary to enforce the provisions hereof, they shall be entitled to equitable relief, including injunction, against any actual or threatened breach hereof, and any damages arising therefrom including, without limitation, reasonable fees of its attorneys and their support staff and all other costs and expenses incurred by either ABEV or Subsidiary in good faith in connection therewith without bond and without liability should such relief be denied, modified or vacated. Neither the right to obtain such relief nor the obtaining of such relief shall be exclusive of or preclude ABEV or Subsidiary from any other remedy. Each Owner hereby waives the claim or defense to an action for equitable relief by the other that ABEV or Subsidiary has an adequate remedy at law or has not been or is not being irreparably injured by such breach. FURTHERMORE, EACH OWNER HEREBY IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE OF ANY NATURE ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RESTRICTIVE COVENANTS CONTAINED IN THIS SECTION 12 HEREOF. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

                  B. Inventions. Owners shall and hereby do assign to ABEV and Subsidiary their entire right, title and interest in all discoveries, computer programs, processes and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which have been or may be conceived by either of them or developed or acquired by either of them during the Non-Compete Period, which may pertain directly or indirectly to the Business. Each Owner agrees to promptly and fully disclose in writing all such developments. Each Owner acknowledges that all Trade Secrets and other ideas relating to the Business which were or will be conceived by him/her before the date hereof or during the Non-Compete Period have been, or shall be, assigned by them to Subsidiary. Each Owner will, upon ABEV and Subsidiary's request, execute, acknowledge and deliver to ABEV and Subsidiary all instruments and do all other acts which are necessary or desirable to enable ABEV and Subsidiary to file and prosecute applications for, and to acquire, maintain and enforce all letters, patents, trademark registrations, or copyrights or enforce all rights in any intangible or intellectual property in all countries.

                  C. Collection of Receivables. From and after the Closing, Subsidiary shall have the sole right and authority to collect, for its own account, all of the Receivables, and to endorse in GFI's name, any checks or drafts received on account of any such Receivables or such other items. Each Owner agrees that he/she will transfer or deliver to Subsidiary, promptly after the receipt thereof, any cash or other property which he may receive after the Closing in respect of any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, Receivables of any character or any other items related directly or indirectly to the Business.

                  D. Power of Attorney. Effective as of the Closing, each Owner hereby constitutes and appoints Merrick M. Elfman, Alan F. Sussna or their successors and assigns, with the full power and right of substitution, as Owners' true and lawful attorney: (i) to institute and prosecute all proceedings which Subsidiary may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets; (ii) to defend or compromise any and all actions, suits or proceedings in respect of any of the Assets, and to do all such acts and things in relation thereto as ABEV and Subsidiary shall deem necessary or advisable; and (iii) to take all action which ABEV and Subsidiary may reasonably deem proper in order to provide ABEV and Subsidiary with all of the benefits relating to the Assets. Each Owner acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable. Subsidiary shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

                  E. Subrogation of ABEV and Subsidiary. In the event that ABEV or Subsidiary shall become liable for or suffer any damage with respect to any matter which was covered by insurance maintained by GFI on or prior to the Closing, ABEV and Subsidiary shall be and hereby are each subrogated to any rights of GFI under such insurance coverage, and, in addition, each Owner agrees to promptly remit to ABEV and Subsidiary any insurance proceeds which he/she may receive on account of any such liability or damage.

                  F. No Adverse Action. Neither Owners nor any of their agents or representatives shall take any action, directly or indirectly, that would in any way adversely affect ABEV and Subsidiary's efforts to obtain all proper permits and authorizations necessary or appropriate to operate the Business in any manner deemed reasonable by ABEV and Subsidiary.

                  G. Tax Matters. The Selling Parties, ABEV and Subsidiary each agrees that each shall report the Merger as a tax-free reorganization pursuant to Section 368(a)(2)(D) of the Code for federal income tax purposes and that each will take or omit to take any and all actions required or recommended by its respective counsel to cause the Merger to qualify as a tax-free reorganization pursuant to Section 368(a)(2)(D) of the Code for federal income tax purposes.

                  H. Indemnification Matters. From and after the Closing, to the extent that either Owner has a right, either legal or equitable, to indemnification, subrogation or other similar right or remedy from GFI for any matter whatsoever, such Owner shall waive such right or remedy and shall not attempt, whether directly or indirectly, to enforce or collect such right or remedy at any time.

         I.       ABEV STOCK TRANSFER RESTRICTIONS AND OTHER CONDITIONS.

                           (i) Each Owner agrees and acknowledges, for himself/herself and his/her Affiliates and Associates (as defined below), that he/she is investing in the ABEV Stock for investment purposes only and not with the intent or objective of affecting or influencing the management or control of the business, operations or affairs of ABEV. In furtherance of the foregoing, each Owner agrees, during the period that either Owner owns (whether of record or beneficially and whether directly or indirectly) any shares of ABEV Stock, not to take, and not to permit any of his/her Affiliates or Associates to take, actions which are inconsistent with this objective, including, without limitation, acquiring, offering to acquire or agreeing to acquire, directly or indirectly, by purchase, gift or otherwise, any ABEV Stock or assets of ABEV except as expressly permitted herein. In addition, while either Owner owns (whether of record or beneficially and whether directly or indirectly) any shares of ABEV Stock, each Owner will not, and will not permit any of his/her Affiliates or Associates to, without the prior written consent of ABEV, directly or indirectly:

                                    (a) acquire, Beneficially Own (as defined
         below), or offer, propose or agree to Beneficially Own any ABEV Stock (other than that acquired hereunder) if, as a result of such acquisition or ownership, the voting power of all ABEV Stock Beneficially Owned by Owners (when aggregated) shall exceed 450,000 shares of ABEV Stock; or

                                    (b) make, or in any way participate,
         directly or indirectly, in, any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the SEC), initiate, propose, communicate with or otherwise solicit stockholders of ABEV for the approval of one or more stockholder proposals or induce or attempt to induce any other person to initiate any stockholder proposal in opposition to any matter which has been recommended by the majority of the directors of ABEV (including the approved slate of directors for any particular election) or in favor of any matter which has not been approved by the majority of the directors of ABEV or seek to advise, encourage or influence any person or entity with respect to the voting of any ABEV Stock, or induce or attempt to induce any person to initiate any stockholder proposal; or

                                    (c) form, join, in any way participate in,
         or act in concert with any Person or in any manner encourage the formation of, a "group" (as such term is defined in Section l3(d)(3) of the 1934 Act) with respect to any ABEV Stock, for the purpose of acquiring, holding, voting or disposing or voting securities of ABEV, or otherwise become a "person" or a member of a "group" within the meaning of Section 13(d)(3) of the 1934 Act which Beneficially Owns or seeks to Beneficially Own ABEV Stock; or

                                    (d) except as contemplated hereby, deposit
         any ABEV Stock into a voting trust, or subject any ABEV Stock to any agreement or arrangement with respect to the voting of any ABEV Stock or other agreement having similar effect; or

                                    (e) seek to affect or influence the control
         of the management or Board of Directors of ABEV or its business operations or affairs, or make any proposal, whether written or oral, to the Board of Directors of ABEV or any director or officer of ABEV with respect to a tender offer for ABEV Stock, a merger or similar business combination transaction or the sale of substantially all of the assets of ABEV, or make any public statements with respect thereto; or

                                    (f) participate in, aid and abet or
         otherwise induce any Person to take any of the actions enumerated in
         (i) through (v) above or any other actions inconsistent therewith, including the accumulation of ABEV Stock with any intent or objective inconsistent therewith.

         In furtherance of the foregoing, neither Owners nor any Affiliate nor Associate thereof shall (i) nominate any Person to ABEV's Board of Directors or
(ii) stand for election to ABEV's Board of Directors. In addition, while Owners Beneficially Own more than 50,000 in the aggregate, each Owner hereby agrees to vote the shares of ABEV Stock Beneficially Owned by such Owner in favor of any matter which has been approved by the majority of the directors of ABEV, and agrees to deliver a proxy indicating such at least five (5) business days before any vote is taken by ABEV's stockholders.

                           (ii) Each Owner will not, in any manner, directly or indirectly, sell, transfer, pledge, encumber or otherwise dispose of

         (collectively, "Transfers") any shares of ABEV Stock (including any shares of ABEV Stock not acquired hereunder) until the third anniversary after such shares of ABEV Stock are acquired, except for such Transfers as are in accordance with the following:

                                    (a) Transfers of any ABEV Stock to any
         Affiliate of such Owner; provided, that such Affiliate shall, upon such transfer, become a party to, and bound by, this Agreement and agree to be bound by all the provisions hereof; or

                                    (b) Transfers of ABEV Stock pursuant to any
         bona fide tender or exchange offer to acquire ABEV Stock or an "all cash for any and all shares" offer, which is not opposed by a majority of the Board of Directors of ABEV.

         Thereafter, Transfers by each Owner shall only be permissible pursuant to (a) and (b) immediately above and in sale(s) in the public market pursuant to Rule 144 under the 1934 Act, and even in the event that Rule 144 is inapplicable, in accordance with such Rule's volume restrictions; provided, however, that no such Transfers via sale(s) in the public market shall be made knowingly to any Person in contravention of the provisions or intent of the restrictions contained in this Agreement. All Transfers, regardless of when such Transfer is made, shall only be made in the thirty (30) day period following ABEV's release of earnings. No private Transfers of any shares of ABEV Stock are permitted unless with the prior approval of ABEV.

                           (iii) Both Owners shall be present, in person or by proxy, at all meetings of stockholders of ABEV so that all ABEV Stock Beneficially Owned by both Owners shall be counted for purposes of determining the presence of a quorum at such meetings, provided that Owner shall have received prior notice of any such meeting.

                           (iv) For purposes of this Agreement, the following terms shall have the following meanings:

                                    (a) "AFFILIATE" or "ASSOCIATE" shall mean
         any Person that (i) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified or (ii) is (A) the specified Person's spouse, parent, child, brother or sister or any issue of the foregoing (for purposes of the definition of Affiliate or Associate, issue shall include Persons legally adopted into the line of descent),
         (B) any corporation or organization of which the Person specified or such specified Person's spouse, parent, child, brother or sister or any issue of the foregoing is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of voting stock, and (C) any trust or other estate in which the specified Person or such specified Person's spouse, parent, child, brother or sister or any issue of the foregoing serves as trustee or in a similar fiduciary capacity and (D) the heirs or legatees of the specified Person by will or under the laws of descent and distribution;

                                    (b) "BENEFICIALLY OWN", with respect to any
         securities, and "BENEFICIAL OWNERSHIP" shall mean having beneficial ownership as determined pursuant to Rule 13d-3 under the 1934 Act including pursuant to any agreement, arrangement or understanding, whether or not in writing, and shall include those shares of ABEV Stock Beneficially Owned by either Owner's Affiliates and Associates; and

                                    (c) "PERSON" shall mean any individual,
         partnership, joint venture, corporation, trust, limited liability company, incorporated organization, government or department or agency of a government, or any entity that would be deemed to be a "PERSON" under Section 13(d)(3) of the 1934 Act.

                           (v) Each Owner acknowledges that any breach of the covenants herein will cause irreparable harm to ABEV, and that such harm will be difficult if not impossible to ascertain. Therefore, if any action or proceeding is commenced by or on behalf of ABEV to enforce the provisions hereof, ABEV shall be entitled to equitable relief, including injunction, against any actual or threatened breach hereof; and any damages arising therefrom including, without limitation, reasonable fees of its attorneys and their support staff and all other costs and expenses incurred by ABEV in good faith in connection therewith without bond and without liability should such relief be denied, modified or vacated. Neither the right to obtain such relief nor the obtaining of such relief shall be exclusive of or preclude ABEV from any other remedy. Each Owner hereby waives the claim or defense to an action for equitable relief by the other that ABEV has an adequate remedy at law or has not been or is not being irreparably injured by such breach. FURTHERMORE, EACH OWNER HEREBY IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE OF ANY NATURE ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE COVENANTS CONTAINED IN THIS SECTION. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

                           (vi) IN FURTHERANCE OF THE FOREGOING, OWNERS
         ACKNOWLEDGE THAT THERE WILL BE PLACED WITH ABEV'S TRANSFER AGENT "STOP TRANSFER" ORDERS WITH RESPECT TO THE ABEV STOCK.

         13.      INDEMNIFICATION.

                  A. Owners agree to jointly and severally indemnify and hold harmless ABEV and Subsidiary, and each of ABEV's and Subsidiary's shareholders, subsidiaries, affiliates, officers, directors, agents and other representatives (collectively, "ABEV's INDEMNIFIED PARTIES") against any and all damages, losses, settlement payments, obligations, liabilities, claims, actions, causes of action, suits, proceedings, costs of investigations, demands, assessments, judgments, Encumbrances and costs and expenses (including, without limitation, attorneys' fees, interest, penalties and all costs associated therewith incurred by such party in good faith) (collectively, "LOSSES") suffered, sustained, incurred or paid by any of ABEV's Indemnified Parties, to which such indemnified party may become subject under any federal, state or local law, rule or regulation, at common law or otherwise (including in settlement of any litigation), insofar as such Losses (or actions in respect thereof) arise out of or are based upon any of the following: (i) any untrue or inaccurate statement or alleged untrue or inaccurate statement or misrepresentation or breach of warranty made by any of the Selling Parties in any of the Transaction Documents, including the information included in any EXHIBIT thereto, or arise out of or are based upon any of the Selling Parties' omission or alleged omission to state herein a material fact required to be stated in any of the Transaction Documents or necessary to make the statements in the Transaction Documents not misleading;
(ii) the claims of any broker or finder engaged by any of the Selling Parties pursuant to the transactions contemplated by the Transaction Documents; (iii) the nonfulfillment or breach or alleged nonfulfillment or breach of any agreement or covenant of any of the Selling Parties in any of the Transaction Documents; (iv) the assertion against any of ABEV's Indemnified Parties or any of their assets of any liability or obligation of any of the Selling Parties not accurately disclosed in any of the Transaction Documents for any reason whatsoever (regardless of whether such liability or obligation is known or unknown, fixed or contingent, accrued, absolute, matured or unmatured or otherwise), or relating to any of the Selling Parties, or the Business or Assets, whether absolute or contingent, matured or unmatured, known or unknown;
(v) any personal injury, death, property damage or other claim (whether covered by warranties or otherwise) attributable to services or products designed, manufactured, processed, administrated, serviced or sold by GFI or any affiliate thereof; and (vi) all items that are or should have been listed on EXHIBIT 5K herein or the corresponding EXHIBIT in the APA; and will reimburse each indemnified party for any legal or other cost or expense incurred by such party in good faith in connection with investigating or defending any such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability which either of the Owners may otherwise have and to any remedy which ABEV and Subsidiary may otherwise have. To the extent that any matter gives rise to indemnification hereunder, such matter shall be deemed to have been accrued on the books of GFI and/or GSI as of June 30, 1996, for the purposes of calculating the Merger Consideration, and if such matter is a recurring operating expense of the Business, the Merger Consideration will be decreased by four (4) times the amount of the matter. Notwithstanding the foregoing, if it is determined that ABEV or Subsidiary have actual knowledge (i.e., not constructive knowledge or otherwise) of a matter (other than matters related to taxes, USDA matters and litigation and/or claims of any nature) which would give rise to indemnification hereunder and choose to consummate the transactions without first adjusting the Merger Consideration, ABEV and Subsidiary shall be deemed to have waived their right to indemnification with respect solely to that matter.

                  B. ABEV and Subsidiary will indemnify and hold harmless Owners and Owners' agents and representatives (collectively, "OWNERS' INDEMNIFIED PARTIES") against any and all Losses suffered, sustained, incurred or paid by any Owners' Indemnified Parties, to which such indemnified party may become subject under any federal, state or local law, rule or regulation, at common law or otherwise (including in settlement of any litigation), insofar as such Losses (or actions in respect thereof) arise out of or are based upon any of the following: (i) any untrue or inaccurate statement or alleged untrue or inaccurate statement misrepresentation or breach of warranty made by ABEV and Subsidiary in any of the Transaction Documents, including the information included in any EXHIBIT thereto, or arise out of or are based upon ABEV and Subsidiary's omission or alleged omission to state in any of the Transaction Documents a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) the claims of any broker or finder engaged by ABEV and Subsidiary pursuant to the transactions contemplated by the Transaction Documents; (iii) the nonfulfillment or breach or alleged nonfulfillment or breach of any agreement or covenant of ABEV and Subsidiary in any of the Transaction Documents; (iv) to the extent not indemnified pursuant to
Section 13A above, the assertion against any Owners' Indemnified Parties or any of their assets of any liability or obligation of ABEV and Subsidiary, or relating to ABEV and Subsidiary's operations or any of their assets, whether absolute or contingent, matured or unmatured, known or unknown; and (v) to the extent not indemnified pursuant to Section 13A above, any personal injury, death or property damage attributable to products manufactured and sold by ABEV and Subsidiary; and will reimburse each indemnified party for any legal or other expenses reasonably incurred by such party in connection with investigating or defending any such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability which ABEV and Subsidiary may otherwise have and to any remedy which Owners may otherwise have.

                  C. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party except to the extent that the indemnifying party was prejudiced by such failure to notify or any other liability.

In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in and, to the extent that it may wish and at its cost and expense, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if (i) the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, or the indemnified and indemnifying parties may have conflicting interests which would make it inappropriate for the same counsel to represent both of them, the indemnified party or parties shall have the right to select separate counsel as set forth below, at the indemnifying parties' cost, to assume such legal defense (in which case the indemnified parties' counsel shall be the lead counsel in such defense) and otherwise to participate in the defense of such action on behalf of such indemnified party or parties, and (ii) an indemnifying party shall only be able to assume the defense of an action if it can reasonably demonstrate its financial soundness and wherewithal (which may include bonding over a reasonable reserve) necessary for a lengthy defense and possible judgment. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed such counsel in connection with the assumption of legal defense in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel representing all indemnified parties not having different or additional defenses or potential conflicting interests among themselves who are parties to such action), (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party shall, without the prior written consent of the indemnifying party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising out of such proceeding.

                  Notwithstanding anything contained herein to the contrary, an indemnified party shall have no obligation to bring a third party action or an action for indemnification or contribution simultaneously or in connection with a third party action which may give rise to rights of indemnification or contribution or similar remedies.

                  D. Subject to the last sentence of Section 13A, each Owner acknowledges that ABEV and Subsidiary is relying on all of the representations, warranties, covenants and agreements contained in each of the Transaction Documents, without respect to whether Owners had knowledge of the information contained therein, and agree not to raise as a defense to a claim by ABEV and Subsidiary for indemnification pursuant to this Section 13 or otherwise that ABEV and Subsidiary had knowledge or either Owner did not have knowledge of the untruth, inaccuracy, nonfulfillment or breach of, or ABEV and Subsidiary did not rely upon, the representations, warranties, covenants or agreements of the Selling Parties contained in the Transaction Documents. ABEV and Subsidiary acknowledge that Owners are relying on all of the representations, warranties, covenants and agreements contained in each of the Transaction Documents without respect to whether ABEV and Subsidiary had knowledge of the information contained therein and agrees not to raise as a defense to a claim by Owners for indemnification pursuant to this Section 13 that either Owner had knowledge or ABEV and Subsidiary did not have knowledge of the untruth, inaccuracy, nonfulfillment or breach of, or Owners did not rely upon, the representations, warranties, covenants and agreements of ABEV and Subsidiary contained in the Transaction Documents.

                  E. All amounts that may become due from either Owner to ABEV and Subsidiary after the determination that such amount has become payable pursuant to any of the Transaction Documents, shall be paid jointly and severally by Owners immediately upon demand by ABEV or Subsidiary, and if not so paid within five (5) business days of such demand, such amounts may be offset by ABEV and Subsidiary against any amounts then owing to either Owner under any document, instrument, agreement or understanding (including, without limitation, the Note, the RPA and the APA), and if the amount to be offset is greater than the amount which is then currently owing to either Owner, then (i) such amounts which are not then able to be immediately offset or are not then immediately paid shall bear interest at the rate of fifteen percent (15%) per annum, accruing from the date such amount is demanded until paid or later offset, and
(ii) ABEV and Subsidiary may pursue all other remedies available to them in order to collect such amount. The foregoing remedies shall not be mutually exclusive.

                  F. All amounts that may become due from ABEV and Subsidiary to either Owner after the determination that such amount has become payable pursuant to any of the Transaction Documents, shall be paid by ABEV and Subsidiary immediately upon demand by such Owner, and if not so paid within five
(5) business days of such demand, such amounts may be offset by such Owner against any amounts then owing to ABEV and Subsidiary under any document, instrument, agreement or understanding, and if the amount to be offset is greater than the amount which is then currently owing to ABEV and Subsidiary, then (i) such amounts which are not then able to be immediately offset or are not then immediately paid shall bear interest at the rate of fifteen percent (15%) per annum, accruing from the date such amount is demanded until paid or later offset, and (ii) either Owner may pursue all other remedies available to them in order to collect such amount. The foregoing remedies shall not be mutually exclusive.

         l4. SURVIVAL OF REPRESENTATIONS, WARRANTIES, AGREEMENTS AND COVENANTS.

                  A. All representations, warranties, agreements and covenants made by any party hereto in this Agreement shall survive the Closing of the transactions hereunder.

                  B. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations, warranties, covenants and agreements were made, or the fact that such representations, warranties, agreements and covenants were made to such party's knowledge.

         15.      MISCELLANEOUS.

                  A. Manner of Closing. At the Closing, all transactions shall be conducted substantially concurrently and no transaction shall be deemed to be completed until all are completed.

                  B. Access to Records. ABEV and Subsidiary shall afford to Owners and their agents, the opportunity, upon reasonable advance notice, to examine and make copies of the books and records of GFI having an effect on all periods prior to the Closing Date, in connection with tax and financial reporting matters and other bona fide business purposes, and ABEV and Subsidiary shall use reasonable efforts to retain such books and records for a period of four (4) years from the date of such books and records.

                  C. Parties in Interest. This Agreement shall be binding upon, inure to the benefit of; and be enforceable by the parties and their respective executors, successors and assigns. Furthermore, (i) Owners are prohibited from selling, transferring, or otherwise distributing his interest in any part of the Merger Consideration without first having the transferee or distributee becoming jointly and severally liable for Owners' obligations hereunder, and (ii) should either Owner already have, or in the future create, a trust for his benefit or the benefit of any family member, then Owners' signatures below will constitute and, if necessary, such trust will execute such instruments as are necessary to evidence, such trust being jointly and severally liable for Owners' obligations hereunder. By Owners' execution hereof, each hereby acknowledges that any trust to which either has transferred, or in the future transfers, assets with the intent, purpose or effect of estate planning purposes or to avoid liability hereunder or of which either is the trustee or is a beneficiary, shall be jointly and severally liable for all of Owners' obligations hereunder, without the necessity for further action on any party's behalf

Notwithstanding the foregoing, each Owner is prohibited from assigning his/her interests hereunder, by operation of law or otherwise. Each Owner hereby consents to a collateral assignment of ABEV's and Subsidiary's rights hereunder to a lender, understanding that such lender shall have the ability to enforce the rights of ABEV and Subsidiary granted herein.

                  D. Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules attached hereto, and the other writings referred to herein or delivered in connection herewith contain the entire understanding of the parties with respect to its subject matter, and supersedes all prior understandings and agreements. This Agreement may be amended only by a written instrument duly executed by the parties. Any reference herein to this Agreement shall be deemed to include the Exhibits and Schedules attached hereto. If any provision of this Agreement is determined to be illegal or unenforceable, such provision will be deemed amended to the extent necessary to conform to applicable law or, if it cannot be so amended without materially altering the intention of the parties, it will be deemed stricken and the remainder of the Agreement will remain in full force and effect.

                  E. Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  F. Notices. All notices, claims, certificates, requests, demands and other communications ("COMMUNICATIONS") hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, mailed (by registered or certified mail, postage prepaid) or sent by overnight courier service or facsimile addressed as follows:

             If to any of the Selling Parties,
             in care of Mr. Grogan, at:          Bobby L. Grogan
                                                 Route #2
                                                 Arlington, KY  42021

             With a copy to:                     Gary B. Houston, Esq.
                                                 WHITLOW ROBERTS HOUSTON
                                                    & STRAUB
                                                 Old National Bank Building
                                                 300 Broadway
                                                 Paducah, KY  42002-0995
                                                 Facsimile:  (502) 443-4571

             If to ABEV and Subsidiary:          c/o Sterling Capital, Ltd.
                                                 650 Dundee Road, Suite 370
                                                 Northbrook, IL  60062
                                                 Facsimile:  (847) 480-0199

             With a copy to:                     Tom D. Wippman, P.C.
                                                 650 Dundee Road, Suite 370
                                                 Northbrook, Illinois  60062
                                                 Facsimile:  (847)480-0199

or to such other address as the person to whom a communication is to be given may have furnished to the others in writing in accordance herewith. A communication given by any other means shall be deemed duly given on the earlier of when actually received by the addressee or three (3) days after sending such communication. Notice hereunder to either Owner shall be deemed to be notice to each of the Selling Parties.

                  G. Public Announcements. All public announcements relating to this Agreement or the transactions contemplated hereby, including announcements to employees, will be made only as may be agreed upon jointly by the parties hereto, or as ABEV and Subsidiary considers required or appropriate to comply with applicable law. Any governmental, public or private inquiries or requests for information shall be promptly referred to ABEV and Subsidiary.

                  H. Further Assurances. After the Closing Date, without further consideration, the parties shall execute and deliver such further instruments and documents as either party shall reasonably request to consummate the transactions contemplated hereby.

                  I. Waivers. Any party to this Agreement may, by written notice to the other party hereto, waive any provision of this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent, same or different breach.

                  J. Materiality and Knowledge. The terms "MATERIAL" or "MATERIALLY" or "MATERIALITY" shall mean either (i) the existence of a fact or condition or facts or conditions which, if a dollar amount is readily ascertainable with respect to such, has a value, either individually or in the aggregate, of more than $10,000.00, except if such fact or condition relates to taxes, claims and/or litigation in which case such matter shall be material irrespective of the dollar amount, or (ii) the determination by a lender, in such lender's sole and absolute discretion, that such fact or condition is, or, if known to such lender would be, material for purposes of its making a loan to ABEV and Subsidiary in order to consummate the transactions hereunder or to avoid any acceleration of such loan, or (iii) any fact or condition which gives rise to any right of termination, cancellation, acceleration or modification of any agreement or understanding to which GFI is a party and such right has been exercised. The term "KNOWLEDGE" shall mean (i) actual knowledge or notice, (ii) that knowledge which a party should know after having made all reasonable inquiries and (iii) that an individual or individuals making a statement as to its, his or her "KNOWLEDGE" has made all reasonable inquiries regarding the facts and circumstances relating to such statement. For purposes of this Agreement, the knowledge of any of the Selling Parties shall be deemed to be the knowledge of all of the Selling Parties (i.e., the knowledge of one of the Selling Parties shall be imputed to all other Selling Parties, including both Owners), and the receipt of a notice by any shall be deemed to be receipt by all. The knowledge of any employee of GFI shall be deemed to be the knowledge of GFI.

                  K. Counterparts. The Agreement may be executed in one or more counterparts, but all such counterparts shall constitute one and the same instrument.

                  L. Certificate. A Certificate shall mean a certificate signed by the individual stating that (i) such individual who is signing the certificate has made or has caused to be made such investigations as are necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) to the individual's knowledge, after due inquiry, such certificate does not misstate any material fact and does not omit any fact necessary to make the certificate not misleading.

                  M. Use of Certain Terms. The term "GFI", and "Selling Parties" shall also include all predecessors thereof and businesses acquired by or merged therewith, or businesses whose liabilities (some or all) have been assumed by GFI or the Selling Parties. The term "each of the Selling Parties" shall mean any or all thereof, including Owners, whichever has the broadest meaning given the particular context. The term "PERSON" shall mean an individual, a partnership, a joint venture, a joint stock company, a corporation, a trust, an unincorporated organization, a limited liability company, any other legal entity and a government, governmental body or quasi-governmental body, or any department, agency or political subdivision thereof

                  N. Applicable Law. The terms and conditions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements between Delaware residents entered into and to be performed entirely within Delaware.

                  O. Consent to Jurisdiction. For those matters or disputes of any nature arising out of, connected with, related or incidental to a party seeking to compel action (other than payment) or cease a prohibited action, the parties hereto hereby irrevocably submit themselves to the exclusive jurisdiction of the courts of Kentucky located in the City of Paducah, Kentucky and to the jurisdiction of the United States District Court for the Western District of Kentucky for the purpose of bringing any action that may be brought in connection with the provisions hereof. The parties hereto hereby individually agree that they shall not assert any claim that they are not subject to the exclusive jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument. Service of process on any of the parties hereto with regard to any such action may be made by mailing the process to such Persons by regular or certified mail to the address of such Person set forth herein or to any subsequent address to which notices shall be sent.

                  P. Agreement to Arbitrate. Except for those matters described in Section 150 above, in the event of any other dispute arising out of, connected with, related or incidental to this Agreement and the documents or instruments delivered in connection herewith, such dispute shall be submitted to arbitration in accordance with the terms of this Section. The party who is alleging that a dispute exists shall send a notice of such dispute to all other parties, which notice shall set forth in detail the dispute, the parties involved and the position of such party with respect thereto. Within ten (10) business days after the delivery of such a notice, counsel for the parties shall deliver a joint request to the Managing Partner of the Cincinnati, Ohio Office of Strauss & Troy, Esq., requesting such person to deliver a list of ten (10) prospective arbitrators, all of whom such partner believes to be experienced in commercial arbitration, along with a brief resume of each such person. The parties shall do all things necessary to reasonably cooperate in the selection of the ten (10) persons, including holding Strauss & Troy harmless from any and all claims arising out of such selection and arbitration. If such Managing Partner declines, the list of ten (10) shall be selected by the party asking for arbitration receiving a list from any private dispute resolution firm with offices in Cincinnati. The arbitrator shall be selected as follows: within three
(3) days after the list is delivered to each party, each party shall assign rank of preference to each available arbitrator, with number one being the most preferable and ten being the least preferable (i.e., a different rank must be assigned to each available arbitrator) and deliver such rankings confidentially to the person or firm which created the list; in the event of a tie, the person or firm which created the list shall then select the arbitrator from the two potential arbitrators which have tied. The single arbitrator with the lowest total score shall be the arbitrator for the dispute. The arbitrator so selected shall schedule a hearing in Paducah, Kentucky, on the disputed issues within forty-five (45) days after his appointment, and the arbitrator shall render his decision after the hearing, in writing, as expeditiously as is possible, and shall be delivered to the parties. The arbitrator shall render his decision based on written materials supplied by the parties to the arbitration in support of their respective oral presentations at the hearing, and no party shall be entitled to discovery in such matter. Each party shall supply a copy of any written materials to be submitted to the arbitrator at least fifteen (15) days prior to the scheduled hearing. The parties agree that the arbitrator shall not have any power or authority to award punitive damages. A default judgment may be entered against any party who fails to appear at the arbitration hearing. Such decision and determination shall be final and unappealable and shall be filed as a judgment of record in any jurisdiction designated by the successful party. The successful party shall be entitled to recover all fees, costs and expenses incurred in connection with such arbitration. The parties hereto agree that this paragraph has been included to rapidly and inexpensively resolve any disputes between them with respect to the matters described above, and that this paragraph shall be grounds for dismissal of any court action commenced by any party with respect to a dispute arising out of such matters.

THE PARTIES AGREE THAT ANY ARBITRATION SHALL BE GOVERNED BY AND PURSUANT TO THE FEDERAL ARBITRATION ACT, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

                  Q. Exceptions to Exclusive Jurisdiction and Mandatory Arbitration. Notwithstanding the provisions of Sections 15O and 15P hereof, in the event that there is a third party action which may give rise to rights of indemnification or contribution from one party(ies) to another, the parties hereto irrevocably submit themselves to the jurisdiction of the court in which such third party action is brought, and the party to be indemnified may, but shall not be obligated to, bring a third party action or other appropriate proceeding to enforce such rights of indemnification or contribution. The foregoing is not intended to confer any rights upon any other party other than the parties hereto.

                  R. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, singular and plural as the identity of that person referred to requires.

                  S. Joint and Several Obligations. The duties and obligations of each of the Selling Parties are joint and several, and the Selling Parties hereby acknowledge the same, and each of the Selling Parties hereby guarantees performance of all duties and obligations of the other under and pursuant to this Agreement. Furthermore, where there is imposed an obligation or duty upon one Selling Party, each of the other Selling Parties shall be jointly and severally liable for ensuring the prompt compliance of such obligation or duty thereof. Notwithstanding the foregoing, after the Merger, neither Owner shall be entitled to contribution or other similar remedy or remedies from GFI for Owners' obligations hereunder, it being the intent that only the Owners (or their successors, assigns, trusts, etc.) shall be responsible for the indemnity obligations hereunder.

                  T. Effect of Disputes. Notwithstanding the fact that there may from time to time be disputes among the parties concerning the terms and conditions hereof, the parties agree not to under any circumstances, disparage, criticize or denigrate the talents, skills, prospects, abilities, integrity or character of the other parties hereto, or such parties' management, directors, employees, agents or representatives (including those of ABEV and Subsidiary's affiliates). Each of the Selling Parties further agrees that each will not, at any time after the date hereof and without ABEV and Subsidiary's written consent, contact any past, present or prospective customer, supplier, employee or agent or representative of GFI or ABEV and Subsidiary with the intent, purpose or effect of injuring the reputation, business or business relationships of ABEV and Subsidiary. The provisions of this Section shall survive the execution and termination hereof, irrespective of the reason for such termination.

                  U. Mutual Drafting. This Agreement is the joint product of ABEV and Subsidiary, GFI and Owners and their respective counsel, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and counsel, and shall not be construed for or against any party hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

ATLANTIC BEVERAGE COMPANY, INC.




By
    Merrick M. Elfman, Chairman


GROGAN'S MERGER CORP.




By
    Merrick M. Elfman, Chairman


GROGAN'S FARM, INC.




By
    Bobby L. Grogan, President






Bobby L. Grogan




Betty Ruth Grogan